Filed pursuant to Rule 424(b)(5)
Registration No. 333-281614

This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, as amended, but is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not offers to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement dated August 17, 2026

PROSPECTUS SUPPLEMENT

(To Prospectus dated August 16, 2024)

$

Evergy, Inc.

 % Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2057

We are offering $   aggregate principal amount of our % Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2057 (the “Notes”). The Notes will bear interest (i) from and including August , 2026 (the “original issue date”) to, but excluding, February 15, 2032 at the rate of % per annum and (ii) from and including February 15, 2032 (the “First Reset Date”), during each Reset Period (as defined herein) at a rate per annum equal to the Five-year U.S. Treasury Rate (as defined herein) as of the most recent Reset Interest Determination Date (as defined herein) plus a spread of %, to be reset on each Reset Date (as defined herein); provided that the interest rate during any Reset Period will not reset below % per annum (which is the same interest rate as in effect from and including the original issue date to, but excluding, the First Reset Date (the “Initial Fixed Period”)). The Notes will mature on February 15, 2057. Interest on the Notes will accrue from and including the original issue date and will be payable semi-annually in arrears on February 15 and August 15 of each year, beginning on February 15, 2027.

So long as no event of default (as defined herein) with respect to the Notes has occurred and is continuing, we may, at our option, defer interest payments on the Notes, from time to time, for one or more deferral periods of up to 20 consecutive semi-annual Interest Payment Periods (as defined herein) each. During any deferral period, interest on the Notes will continue to accrue at the then-applicable interest rate on the Notes (as reset from time to time on any Reset Date occurring during such deferral period in accordance with the terms of the Notes) and, in addition, interest on deferred interest will accrue at the then-applicable interest rate on the Notes (as reset from time to time on any Reset Date occurring during such deferral period in accordance with the terms of the Notes), compounded semi-annually, to the extent permitted by applicable law. See “Description of the Notes—Option to Defer Interest Payments.”

At our option, we may redeem some or all of the Notes at the times and at the applicable redemption prices described herein.

The Notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The Notes will be our unsecured obligations exclusively (and not the obligation of any of our subsidiaries) and will rank junior and subordinate in right of payment to the prior payment in full of our existing and future Senior Indebtedness (as defined herein). The Notes will rank equally in right of payment with our outstanding $500 million aggregate principal amount of 6.65% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2055 (the “Existing Junior Subordinated Notes”) and any other unsecured indebtedness that we may incur from time to time in the future if the terms of such indebtedness provide that it ranks equally with the Notes in right of payment.

The Notes will not be listed on any securities exchange or included in any automated dealer quotation system. Currently, there is no public market for the Notes.

Investing in the Notes involves risks that are described in the section entitled “Risk Factors” beginning on page S-14 of this prospectus supplement.

	Price to the Public(1)		Underwriting Discount		Proceeds to Evergy Before Expenses
Per Note		%		%		%
Total	$		$		$

(1)	Plus accrued interest from August , 2026, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus supplement and the accompanying prospectus are not intended to constitute an offer to, and the Notes should not be purchased, held or otherwise acquired by, a “specified foreign entity” as defined in Section 7701(a)(51)(B) of the Internal Revenue Code of 1986, as amended (a “specified foreign entity”). Each initial purchaser of any Notes, by accepting such Notes, will be deemed to have represented, warranted and agreed that it is not a specified foreign entity for its taxable year that includes the date of the original issuance of the Notes.

The Notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company (“DTC”) for the accounts of its participants, including Clearstream Banking S.A. and Euroclear Bank SA/NV, as operator of the Euroclear System, on or about August , 2026.

Joint Book-Running Managers

BofA Securities	Goldman Sachs & Co. LLC	Morgan Stanley	MUFG	Wells Fargo Securities

Barclays	Citigroup	J.P. Morgan	TD Securities	US Bancorp

Prospectus Supplement dated August , 2026

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering. The second part is the accompanying prospectus dated August 16, 2024, which we refer to as the “accompanying prospectus.” The accompanying prospectus contains a description of the securities we may offer under the registration statement of which this prospectus supplement and the accompanying prospectus form a part and gives more general information, some of which may not apply to the Notes offered hereby.

This prospectus supplement, the accompanying prospectus and any free writing prospectus that we file with the Securities and Exchange Commission (the “SEC”) contain and incorporate by reference information that you should consider when making your investment decision. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

We expect to deliver the Notes against payment for the Notes on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the  business day following the date of this prospectus supplement (“T+  ”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in one business day, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any date prior to the first business day before delivery of the Notes will be required, by virtue of the fact that the Notes initially will settle in T+  , to specify alternative settlement arrangements to prevent a failed settlement.

Before you invest in the Notes, you should carefully read the registration statement (including the exhibits thereto) of which this prospectus supplement and the accompanying prospectus form a part, this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein. The incorporated documents are described in this prospectus supplement under “Where You Can Find More Information.”

When we refer to “Evergy,” the “Company,” “we,” “us” or “our” in this prospectus supplement or the accompanying prospectus or when we otherwise refer to ourselves herein or therein, we mean Evergy, Inc. and its subsidiaries, unless expressly stated or the context clearly indicates otherwise. When we refer to “you” or “your” in this prospectus supplement, we mean a prospective investor or holder of the Notes.

CAUTIONARY STATEMENTS REGARDING CERTAIN FORWARD-LOOKING INFORMATION

Statements made in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein as described under the heading “Where You Can Find More Information” that are not based on historical facts are forward-looking, may involve risks and uncertainties and are intended to be as of the date when made. Forward-looking statements are often accompanied by forward-looking words such as “anticipates,” “believes,” “expects,” “estimates,” “forecasts,” “guidance,” “should,” “could,” “may,” “seeks,” “intends,” “predict,” “potential,” “opportunities,” “proposed,” “projects,” “planned,” “target,” “budget,” “outlook,” “remain confident,” “goal,” “will” or other words of similar meaning. Forward-looking statements involve risks, uncertainties and other factors that could cause actual results to differ materially from the forward-looking information.

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company is providing a number of risks, uncertainties and other factors that could cause actual results to differ from the forward-looking information. These risks, uncertainties and other factors include, but are not limited to:

•	economic and weather conditions and any impact on sales, prices and costs;

•

significant changes in the demand for electricity, including, demand from data centers and other large load customers, and customer adoption of alternative energy sources, such as distributed generation;

•	changes in business strategy or operations, including with respect to our strategy to meet demand requirements of existing and future customers;

•

uncertainties related to projected rapid growth in electricity demand driven primarily by data centers and other large load customers and the related requirement for new generation and transmission investments, creating capital access, revenue recovery and customer affordability risks;

•

the impact of federal, state and local political, legislative, judicial and regulatory actions or developments, including deregulation, re-regulation, securitization and restructuring of the electric utility industry;

•	prolonged or recurring U.S. federal government shutdowns;

•	changes in U.S. trade policies (including tariffs and other trade measures) and responses from other countries;

•	the ability to build or acquire generation, battery storage and transmission facilities to meet the future demand for electricity from customers;

•

the ability to control costs, avoid cost and schedule overruns during the development, construction and operation of generation, battery storage, transmission, distribution or other projects due to challenges, which include, but are not limited to, changes in labor costs, availability and productivity, challenges with the management of contractors or vendors, subcontractor performance, shortages, delays, increased costs or inconsistent quality of equipment, materials and labor and increased financing costs as a result of changes in interest rates or as a result of project delays;

•	decisions of regulators regarding, among other things, customer rates and the prudency of operational decisions such as capital expenditures and asset retirements;

•

changes in applicable laws, regulations, rules, principles or practices, or the interpretations thereof, governing tax, accounting and environmental matters, including air and water quality and waste management and disposal;

•	development, adoption and use of artificial intelligence by us and our third-party vendors;

•	the impact of climate change, including increased frequency and severity of significant weather events;

•	risks relating to potential wildfires, including costs of litigation, potential regulatory penalties and damages in excess of insurance liability coverage;

•	the sufficiency of our insurance coverage, including availability, cost, coverage and terms and ability to recover claims;

•	the extent to which counterparties are willing to do business with, finance the operations of or purchase energy from us due to the fact that we operate coal-fired generation;

•	prices and availability of electricity and natural gas in wholesale markets;

•	market perception of the energy industry and Evergy;

•

the impact of future pandemic health events on, among other things, sales, results of operations, financial position, liquidity and cash flows, and also on operational issues, such as supply chain issues and the availability and ability of employees and suppliers to perform the functions that are necessary to operate Evergy;

•	changes in the energy trading markets in which Evergy participates, including retroactive repricing of transactions by regional transmission organizations and independent system operators;

•

financial market conditions and performance, disruptions in the banking industry, including volatility in interest rates and credit spreads and in availability and cost of capital and the effects on derivatives and hedges and ability to obtain capital to finance large construction projects, nuclear decommissioning trust and pension plan assets and costs;

•	impairments of long-lived assets or goodwill;

•	credit ratings;

•	inflation rates;

•	effectiveness of risk management policies and procedures and the ability of counterparties to satisfy their contractual commitments, including new large data center customers;

•

impact of physical and cybersecurity breaches, criminal activity, terrorist attacks, acts of war and other disruptions to facilities or information technology infrastructure or the facilities and infrastructure of third-party service providers on which we rely;

•	impact of geopolitical conflicts on the global energy market, including the ability to contract for non-Russian sourced uranium;

•	ability to carry out marketing and sales plans;

•	cost, availability, quality and timely provision of equipment, supplies, labor and fuel;

•	ability to achieve generation goals and the occurrence and duration of planned and unplanned generation outages;

•	the ability to manage our generation, transmission and distribution development plans and transmission joint ventures;

•	the inherent risks associated with the ownership and operation of a nuclear facility, including environmental, health, safety, regulatory and financial risks;

•

workforce risks, including those related to our ability to attract and retain qualified personnel, maintain satisfactory relationships with their labor unions and manage costs of, or changes in, wages, retirement, health care and other benefits;

•

disruption, costs and uncertainties caused by or related to the actions of individuals or entities, such as activist shareholders or special interest groups, that seek to influence our strategic plan, financial results or operations;

•	the impact of changing expectations and demands of customers, regulators, investors and stakeholders, including differing views on environmental, social and governance concerns;

•

the possibility that strategic initiatives, including mergers, acquisitions, joint ventures and divestitures, and long-term financial plans, may not create the value that they are expected to achieve in a timely manner or at all;

•	difficulties in maintaining relationships with customers, employees, contractors, regulators or suppliers;

•	the outcome of litigation involving Evergy; and

•	other risks and uncertainties.

This list of factors is not all-inclusive because it is not possible to predict all factors. In addition, actual results may differ materially from those contemplated in any forward-looking statement due to other risk factors discussed under “Risk Factors” in this prospectus supplement and under Item 1A of Part I of Evergy, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2025, which is incorporated by reference herein. Other sections of Evergy, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2025 and other reports filed by Evergy, Inc. with the SEC should also be read for more information regarding risk factors. New factors emerge from time to time, and it is not possible for Evergy, Inc. to predict all such factors, nor can Evergy, Inc. assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained or implied in any forward-looking statement. Given these uncertainties, undue reliance should not be placed on these forward-looking statements. Evergy, Inc. undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC through the SEC’s Electronic Data Gathering, Analysis and Retrieval system and these filings are publicly available through the SEC’s website (http://www.sec.gov).

The SEC allows us to “incorporate by reference” into this prospectus supplement the information we file with the SEC, which means that we can disclose important information to you by referring you to the documents containing the information. The information we incorporate by reference is considered to be included in and an important part of this prospectus supplement and should be read with the same care. Information that we file later with the SEC that is incorporated by reference herein will automatically update and supersede this information. Our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and certain of our Current Reports on Form 8-K listed below have been filed with the SEC on a combined basis by us and two of our subsidiaries, Evergy Kansas Central and Evergy Metro (each as defined below). We are only incorporating the information that relates to us and, where required, the information that relates to Evergy Kansas Central and Evergy Metro.

Any statement contained in a document incorporated by reference herein shall be considered to be modified or superseded for purposes of this prospectus supplement to the extent a statement contained in this prospectus supplement or in any other subsequently filed document that is or is considered to be incorporated by reference herein modifies or supersedes such statement.

We incorporate by reference the following documents that we have filed with the SEC:

•

Our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on February  19, 2026 (including the portion of our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 26, 2026, incorporated by reference into Part III thereof);

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2026 and June 30, 2026, filed with the SEC on May 7, 2026 and August 6, 2026, respectively; and

•	Our Current Reports on Form 8-K filed with the SEC on January 7, 2026, February 11, 2026, March 10, 2026 and July 1, 2026 (two filings on such date).

In addition, we incorporate by reference any future filings we make with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus supplement until we have sold all of the Notes to which this prospectus supplement relates or this offering is otherwise terminated. We are not incorporating by reference information furnished under Item 2.02 or 7.01 of any Current Report on Form 8-K, including the related exhibits, nor in any documents or other information that is deemed to have been “furnished” to and not “filed” with the SEC.

Our website is www.evergy.com. Information contained on our website is not incorporated by reference herein. We make available, free of charge, on or through the Investor Relations tab on our website, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and amendments to those reports, filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. In addition, we make available on or through our website all other reports, notifications and certifications filed electronically with the SEC. You may obtain a free copy of our filings with the SEC by writing or telephoning us at the following address: Evergy, Inc., 1200 Main Street, Kansas City, Missouri 64105 (Telephone No.: 816-556-2200), Attention: Corporate Secretary, or by contacting us on our website.

PROSPECTUS SUPPLEMENT SUMMARY

You should read the following summary in conjunction with the more detailed information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein.

Our Company

Evergy, Inc., a Missouri corporation, is a public utility holding company incorporated in 2017 and headquartered in Kansas City, Missouri. Evergy operates primarily through the following wholly-owned direct subsidiaries:

•

Evergy Kansas Central, Inc. (“Evergy Kansas Central”) is an integrated, regulated electric utility that provides electricity to customers in the state of Kansas. Evergy Kansas Central has one active wholly-owned subsidiary with significant operations, Evergy Kansas South, Inc.

•	Evergy Metro, Inc. (“Evergy Metro”) is an integrated, regulated electric utility that provides electricity to customers in the states of Missouri and Kansas.

•	Evergy Missouri West, Inc. (“Evergy Missouri West”) is an integrated, regulated electric utility that provides electricity to customers in the state of Missouri.

•

Evergy Transmission Company, LLC owns 13.5% of Transource Energy, LLC, which is focused on the development of competitive electric transmission projects, with the remaining 86.5% owned by a subsidiary of American Electric Power Company, Inc.

Our principal executive offices are located at 1200 Main Street, Kansas City, Missouri 64105, and our telephone number is (816) 556-2200.

The Offering

The following summary contains basic information about the Notes. It does not contain all the information that is important to you. For a more complete understanding of the Notes, please refer to the section of this prospectus supplement entitled “Description of the Notes” and the section of the accompanying prospectus entitled “Description of Debt Securities” and the information included or incorporated by reference herein before making an investment decision.

As used in this section, references to “Evergy,” “we,” “us,” and “our” mean Evergy, Inc. excluding our subsidiaries, unless expressly stated or the context clearly indicates otherwise.

Issuer	Evergy, Inc., a Missouri corporation

Securities Offered	We are offering $ aggregate principal amount of % Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2057 (the “Notes”).

Maturity Date	The Notes will mature on February 15, 2057 (the “final maturity date”).

Interest Rate	The Notes will bear interest (i) from and including August , 2026 (the “original issue date”) to, but excluding, the First Reset Date at the rate of % per annum and (ii) from and including the First Reset Date, during each Reset Period at a rate per annum equal to the Five-year U.S. Treasury Rate as of the most recent Reset Interest Determination Date plus a spread of %, to be reset on each Reset Date; provided that the interest rate during any Reset Period will not reset below % per annum (which is the same interest rate as in effect during the Initial Fixed Period). For the definitions of the terms “First Reset Date,” “Reset Period,” “Five-year U.S. Treasury Rate,” “Reset Interest Determination Date,” “Reset Date” and “Initial Fixed Period” and for other important information concerning the calculation of interest on the Notes, see “Description of the Notes—Maturity, Interest and Payment” in this prospectus supplement.

Interest Payment Dates	Subject to our right to defer interest payments as described under “Optional Interest Deferral” below, interest on the Notes will be payable semi-annually in arrears on February 15 and August 15 of each year, beginning on February 15, 2027.

Optional Interest Deferral

So long as no event of default with respect to the Notes has occurred and is continuing, we may, at our option, defer interest payments on the Notes, from time to time, for one or more deferral periods of up to 20 consecutive semi-annual Interest Payment Periods each (each such deferral period, commencing on the interest payment date on which the first such deferred interest payment otherwise would have been made, an “Optional Deferral Period”), except that no such Optional Deferral Period may extend beyond the final maturity date of the Notes or end on a day other than the day immediately preceding an interest payment date. In other words, we may declare at our discretion up to a ten-year interest payment moratorium on the Notes and may choose to do that on one or more occasions. No interest will be due or payable on the Notes during any such Optional Deferral Period unless we elect, at our option, to redeem the Notes during such Optional Deferral Period, in which case accrued and unpaid interest to, but excluding, the redemption date will be due and payable on such redemption date only on the Notes being redeemed, or unless the principal of and interest on the Notes shall have been declared due and payable as the result of an event of default with respect to the Notes, in which case all accrued and unpaid interest on the Notes shall become due and payable. We may elect, at our option, to extend the length of any Optional Deferral Period that is shorter than 20 consecutive semi-annual Interest Payment Periods (so long as the entire Optional Deferral Period does not exceed 20 consecutive semi-annual Interest Payment Periods or extend beyond the final maturity date of the Notes) and to shorten the length of any Optional Deferral Period. We cannot begin a new Optional Deferral Period until we have paid all accrued and unpaid interest on the Notes from any previous Optional Deferral Period. During any Optional Deferral Period, interest on the Notes will continue to accrue at the then-applicable interest rate on the Notes (as reset from time to time on any Reset Date occurring during such Optional Deferral Period in accordance with the terms of the Notes). In addition, during any Optional Deferral Period, interest on the deferred interest will accrue at the then-applicable interest rate on the Notes (as reset from time to time on any Reset Date occurring during such Optional Deferral Period in accordance with the terms of the Notes), compounded semi-annually, to the extent permitted by applicable law. For the definition of the term “event of default,” see “Description of the Notes—Events of Default” in this prospectus supplement, and for the definition of the term “Interest Payment Period” and other important information concerning our right to defer interest payments on the Notes, see “Description of the Notes—Option to Defer Interest Payments” in this prospectus supplement.

If we defer payments of interest on the Notes, the Notes will be treated at that time, for purposes of the original issue discount rules, as having been retired and reissued with original issue discount for U.S. federal income tax purposes. This means that if you are subject to U.S. federal income taxation on a net income basis, you would be required to include in your gross income for U.S. federal income tax purposes the deferred interest payments on your Notes using a constant yield method and before you receive any cash, regardless of your regular method of accounting for U.S. federal income tax purposes. For more information concerning the tax consequences you may have if payments of interest are deferred, see “Risk Factors—Holders of the Notes subject to U.S. federal income taxation may have to pay taxes on interest before they receive payments from us” and “Material U.S. Federal Income Tax Considerations—U.S. Holders—Interest Income and Original Issue Discount” in this prospectus supplement.

Certain Restrictions during an Optional Deferral Period	During an Optional Deferral Period, we may not do any of the following (subject to exceptions):

•	declare or pay any dividends or distributions on any Capital Stock (as defined under “Description of the Notes—Option to Defer Interest Payments”) of Evergy;

•	redeem, purchase, acquire or make a liquidation payment with respect to any Capital Stock of Evergy;

•

pay any principal, interest (to the extent such interest is deferrable) or premium on, or repay, repurchase or redeem, any indebtedness of Evergy that ranks equally with or junior to the Notes in right of payment (including the Existing Junior Subordinated Notes); or

•	make any payments with respect to any guarantees by Evergy of any indebtedness if such guarantees rank equally with or junior to the Notes in right of payment.

For further important information, including information concerning the exceptions referred to above, see “Description of the Notes—Option to Defer Interest Payments” in this prospectus supplement.

Optional Redemption	At our option, we may redeem some or all of the Notes, as applicable, before their maturity, as follows:

•

in whole or in part (i) on any day in the period commencing on the date falling 90 days prior to the First Reset Date and ending on and including the First Reset Date and (ii) after the First Reset Date, on any interest payment date, at a redemption price in cash equal to 100% of the principal amount of the Notes being redeemed, plus, subject to the terms described in the first paragraph under “Description of the Notes—Redemption—Redemption Procedures; Cancellation of Redemption” in this prospectus supplement, accrued and unpaid interest on the Notes to be redeemed to, but excluding, the redemption date;

•

in whole but not in part, at any time following the occurrence and during the continuance of a Tax Event (as defined under “Description of the Notes—Redemption—Redemption Following a Tax Event” in this prospectus supplement) at a redemption price in cash equal to 100% of the principal amount of the Notes, plus, subject to the terms described in the first paragraph under “Description of the Notes—Redemption—Redemption Procedures; Cancellation of Redemption” in this prospectus supplement, accrued and unpaid interest on the Notes to, but excluding, the redemption date;

•

in whole but not in part, at any time following the occurrence and during the continuance of a Rating Agency Event (as defined under “Description of the Notes—Redemption—Redemption Following a Rating Agency Event” in this prospectus supplement) at a redemption price in cash equal to 102% of the principal amount of the Notes, plus, subject to the terms described in the first paragraph under “Description of the Notes—Redemption—Redemption Procedures; Cancellation of Redemption” in this prospectus supplement, accrued and unpaid interest on the Notes to, but excluding, the redemption date; and

•

in whole but not in part, following the occurrence of a Tax Credit Event (as defined under “Description of the Notes—Redemption—Redemption Following a Tax Credit Event” in this prospectus supplement) at a redemption price in cash equal to 101% of the principal amount of the Notes, plus, subject to the terms described in the first paragraph under “Description of the Notes—Redemption—Redemption Procedures; Cancellation of Redemption” in this prospectus supplement, accrued and unpaid interest on the Notes to, but excluding, the redemption date.

Ranking	The Notes will be our unsecured obligations and will rank junior and subordinate in right of payment to the prior payment in full of our existing and future Senior Indebtedness, to the extent and in the manner set forth under the caption “Description of the Notes—Subordination” in this prospectus supplement. For the definition of the term “Senior Indebtedness,” see “Description of the Notes—Subordination” in this prospectus supplement.

The Notes will rank equally in right of payment with the Existing Junior Subordinated Notes and any other unsecured indebtedness that we may incur from time to time in the future if the terms of such indebtedness provide that it ranks equally with the Notes in right of payment. As of June 30, 2026, $500 million aggregate principal amount of such indebtedness (consisting of the Existing Junior Subordinated Notes) was outstanding.

The Notes will be effectively subordinated to any of our future secured indebtedness to the extent of the value of the related collateral securing such indebtedness. The Notes are our obligations exclusively, and not the obligations of any of our subsidiaries. Because we are a holding company that derives substantially all of our income from our operating subsidiaries, the Notes will be structurally subordinated to the indebtedness and other liabilities and any preferred stock of our subsidiaries.

For additional information, see “Risk Factors—The Notes are our obligations exclusively and not of our subsidiaries and will be subordinated to all our other indebtedness (other than the Existing Junior Subordinated Notes and any other unsecured indebtedness that we may incur in the future that ranks equally with or junior to the Notes in right of payment) and structurally subordinated to the claims of our subsidiaries’ creditors” and “Description of the Notes—Ranking” in this prospectus supplement and “Risk Factors—Financial Risks— Evergy is a holding company and relies on the earnings of its subsidiaries to meet its financial obligations” in Evergy, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2025, which is incorporated by reference herein.

As of June 30, 2026, we had approximately $3.8 billion in outstanding Senior Indebtedness (all of which was unsecured, and excluding long-term debt fair value adjustments), which included guarantees of $0.7 billion of our subsidiaries’ indebtedness, and our subsidiaries had outstanding approximately $21.2 billion of total liabilities (excluding intercompany indebtedness, long-term debt fair value adjustments and debt of variable interest entities), which included approximately $10.7 billion, including current maturities, of total long-term debt, excluding unused commitments and contractual obligations and other commitments.

The Indenture (as defined herein) governing the Notes does not limit the amount of debt that we or any of our subsidiaries may incur (whether secured or unsecured) or the amount of preferred stock that we or any of our subsidiaries may issue.

Use of Proceeds	The net proceeds to us from the sale of the Notes, after deducting the underwriting discount and estimated expenses of this offering, are expected to be approximately $ . We intend to use the net proceeds of this offering (i) to repay a portion of our outstanding $500 million unsecured term loan due February 10, 2027 (the “Term Loan”) and (ii) for general corporate purposes. At July 31, 2026, the weighted-average interest rate on the Term Loan was 4.73% per annum.

Conflicts of Interest

As described under “Use of Proceeds,” a portion of the net proceeds of this offering is expected to be used to repay a portion of the Term Loan. Because certain of the underwriters or their respective affiliates are lenders under the Term Loan and therefore may receive a portion of the net proceeds of this offering, any such underwriter would be deemed to have a conflict of interest under Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA Rule 5121”) if such underwriter or its affiliates receive at least 5% of the net proceeds of this offering. Any underwriter deemed to have a conflict of interest would be required to conduct the distribution of the Notes in accordance with FINRA Rule 5121. If this offering is conducted in accordance with FINRA Rule 5121, such underwriter would not be permitted to confirm a sale to an account over which it exercises discretionary authority without first receiving specific written approval from the account holder.

See the “Use of Proceeds” and “Underwriting (Conflicts of Interest)—Conflicts of Interest” sections of this prospectus supplement for more information.

Additional Notes	We may, without the consent of the holders of the Notes, create and issue additional Notes ranking equally with the Notes in all respects, including having the same terms (except for the price to public, the issue date, the initial interest accrual date and the first interest payment date, as applicable), as the Notes, so that such additional Notes would be consolidated and form a single series with the Notes, and would have the same terms as to status, redemption or otherwise as the Notes. See the “Description of the Notes—Additional Notes” section of this prospectus supplement for more information.

No Listing of the Notes	We do not intend to list the Notes on any securities exchange or seek their quotation on any automated dealer quotation system.

Trustee	The Bank of New York Mellon Trust Company, N.A. (the “Trustee”)

Risk Factors	See the “Risk Factors” beginning on page S-14 of this prospectus supplement and other information incorporated by reference herein for a discussion of factors you should carefully consider before deciding to invest in the Notes.

Summary Historical Consolidated Financial Information

The following summary consolidated financial data for the years ended December 31, 2025, December 31, 2024 and December 31, 2023 has been derived from our audited consolidated financial statements and related notes incorporated by reference herein. The summary consolidated financial data for each of the six months ended June 30, 2026 and 2025 has been derived from our unaudited consolidated financial statements. The information set forth below is qualified in its entirety by reference to, and therefore should be read together with, the relevant management’s discussion and analysis of financial condition and results of operations, financial statements and related notes and other financial information incorporated by reference herein.

	For the Years Ended December 31,			For the Six Months Ended June 30,
	2025	2024	2023	2026	2025
	(in millions, except per share data)
Income Statement Data:
Operating revenues	$5,961.6	$5,847.3	$5,508.2	$2,943.8	$2,811.5
Operating expenses	4,428.7	4,379.3	4,225.8	2,244.8	2,176.1

Income from operations	$1,532.9	$1,468.0	$1,282.4	$699.0	$635.4

Income before income taxes	$891.0	$908.0	$751.8	$388.6	$318.7
Income tax expense	29.9	30.0	15.6	19.8	19.6
Equity in earnings of equity method investees, net of income taxes	6.8	7.8	7.4	3.9	3.4

Net income	$867.9	$885.8	$743.6	$372.7	$302.5

Less: Net income attributable to noncontrolling interests	12.3	12.3	12.3	6.2	6.2

Net income attributable to Evergy, Inc.	$855.6	$873.5	$731.3	$366.5	$296.3

Per Share Data:
Average number of basic common shares outstanding	230.5	230.3	230.0	230.8	230.4
Average number of diluted common shares outstanding	233.6	230.6	230.5	236.1	232.4
Basic earnings per common share	$3.71	$3.79	$3.18	$1.59	$1.29
Diluted earnings per common share	$3.66	$3.79	$3.17	$1.55	$1.28

Cash Flow Data:
Cash flows from operating activities	$2,045.2	$1,983.7	$1,980.2	$711.1	$773.5
Cash flows used in investing activities	(2,570.1)	(2,261.8)	(2,471.7)	(1,628.5)	(1,235.4)
Cash flows from financing activities	522.0	280.3	494.0	917.7	467.0

Other Financial Data:
Depreciation and amortization	$1,162.9	$1,114.0	$1,076.5	$609.6	$576.5
Amortization of nuclear fuel	55.2	56.5	62.4	33.7	32.4
Additions to property, plant and equipment	(2,796.9)	(2,336.6)	(2,334.0)	(1,811.8)	(1,220.1)

RISK FACTORS

An investment in the Notes is subject to various risks. These risks should be considered carefully with the information provided elsewhere and incorporated by reference herein before deciding to invest in the Notes. In addition to the risk factors set forth below, please read the information included or incorporated by reference under “Risk Factors” and “Cautionary Statements Regarding Certain Forward-Looking Information” in this prospectus supplement and our Annual Report on Form 10-K for the year ended December 31, 2025 for a description of additional uncertainties associated with our business, results of operations and financial condition and the forward-looking statements included or incorporated by reference herein.

The Notes are our obligations exclusively and not of our subsidiaries and will be subordinated to all our other indebtedness (other than the Existing Junior Subordinated Notes and any other unsecured indebtedness that we may incur in the future that ranks equally with or junior to the Notes in right of payment) and structurally subordinated to the claims of our subsidiaries’ creditors.

Pursuant to the terms of the Indenture, the Notes will be subordinated in right of payment to all of our existing and future Senior Indebtedness. This means that, in the event of (a) our dissolution, winding-up, liquidation or reorganization, (b) our failure to pay any interest, principal or other monetary amounts due on any of our Senior Indebtedness when due (and continuance of that default beyond any applicable grace period) or (c) acceleration of the maturity of any of our Senior Indebtedness as a result of a default, we will not be permitted to make any payments on the Notes until, in the case of clause (a) above, all amounts due or to become due on all of our Senior Indebtedness have been paid in full, or, in the case of clauses (b) and (c) above, all amounts due on our Senior Indebtedness have been paid in full. For additional information about the subordination of the Notes to our Senior Indebtedness, see “Description of the Notes—Subordination” in this prospectus supplement. As of June 30, 2026, we had approximately $3.8 billion in outstanding Senior Indebtedness (all of which was unsecured, and excluding long-term debt fair value adjustments), which included guarantees of $0.7 billion of our subsidiaries’ indebtedness.

The Notes are our obligations, and not of any of our subsidiaries. We are a holding company and, accordingly, we conduct substantially all of our operations through our operating subsidiaries. As a result, our cash flow and our ability to service our debt, including the Notes, depend upon the earnings of our operating subsidiaries and on the distribution of earnings, loans or other payments by such subsidiaries to us.

Our operating subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on the Notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our operating subsidiaries will also be contingent upon such subsidiaries’ earnings and business considerations. As of June 30, 2026, our subsidiaries had outstanding approximately $21.2 billion of total liabilities (excluding intercompany indebtedness, long-term debt fair value adjustments and debt of variable interest entities), which included approximately $10.7 billion, including current maturities, of total long-term debt, excluding unused commitments and contractual obligations and other commitments.

Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the rights of the holders of the Notes to participate in those assets, will be structurally subordinated to the claims of that subsidiary’s creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us. There is no limitation on the ability of our subsidiaries to incur additional indebtedness to which the Notes will be structurally subordinated. Additionally, if any of our subsidiaries were to issue preferred stock in the future, the Notes would similarly be structurally subordinated to the rights of the preferred stockholders.

Due to the subordination of the Notes to our Senior Indebtedness and the effective subordination of the Notes to any of our secured indebtedness, if our assets are distributed upon our dissolution, winding-up, liquidation or reorganization, holders of our Senior Indebtedness and any secured indebtedness would likely recover more, ratably, than the holders of the Notes, and it is possible that no payments would be made to the holders of the Notes.

See “Risk Factors—Financial Risks—Evergy is a holding company and relies on the earnings of its subsidiaries to meet its financial obligations” in Evergy, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2025 incorporated by reference herein.

The Notes will rank equally in right of payment with the Existing Junior Subordinated Notes and any of our other unsecured indebtedness that we may incur from time to time in the future if the terms of such indebtedness provide that it ranks equally with the Notes in right of payment. As of June 30, 2026, $500 million aggregate principal amount of the Existing Junior Subordinated Notes was outstanding.

The Indenture does not limit the amount of Senior Indebtedness or secured indebtedness that we may incur or the amount of other indebtedness or liabilities that we or our subsidiaries may incur. The incurrence by us or our subsidiaries of additional indebtedness, including the incurrence of additional Senior Indebtedness or secured indebtedness by us, may have adverse consequences for you as a holder of the Notes, including making it more difficult for us to satisfy our obligations with respect to the Notes, a loss of all or part of the trading value of the Notes and a risk that one or more of the credit ratings of the Notes could be lowered or withdrawn.

Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our substantial debt.

Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness, including the Notes, depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. Our business may not continue to generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations.

We can defer interest payments on the Notes for one or more Optional Deferral Periods of up to 20 consecutive semi-annual Interest Payment Periods each. This may affect the market price of the Notes.

So long as no event of default (as defined below under “Description of the Notes—Events of Default”) with respect to the Notes has occurred and is continuing, we may, at our option, defer interest payments on the Notes, from time to time, for one or more Optional Deferral Periods of up to 20 consecutive semi-annual Interest Payment Periods each, except that no such Optional Deferral Period may extend beyond the final maturity date of the Notes or end on a day other than the day immediately preceding an interest payment date. In other words, we may declare at our discretion up to a ten-year interest payment moratorium on the Notes and may choose to do that on one or more occasions. Moreover, following the end of any Optional Deferral Period, if all amounts then due on the Notes are paid, we could immediately start a new Optional Deferral Period of up to 20 consecutive semi-annual Interest Payment Periods. No interest will be paid or payable on the Notes during any Optional Deferral Period unless we elect, at our option, to redeem Notes during such Optional Deferral Period, in which case accrued and unpaid interest to, but excluding, the redemption date will be due and payable on such redemption date only on the Notes being redeemed, or unless the principal of and interest on the Notes shall have been declared due and payable as a result of an event of default with respect to the Notes, in which case all accrued and unpaid interest on the Notes shall become due and payable. Instead, interest on the Notes would be deferred but would continue to accrue at the then-applicable interest rate on the Notes (as reset from time to time on any Reset Date occurring during such Optional Deferral Period in accordance with the terms of the Notes). In addition, during any Optional Deferral Period, interest on the deferred interest would accrue at the then-applicable interest rate on the Notes (as reset from time to time on any Reset Date occurring during such Optional Deferral Period in accordance with the terms of the Notes), compounded semi-annually, to the extent permitted by applicable law. If we exercise this interest deferral right, the Notes may trade at a price that does not reflect the value of accrued and unpaid interest on the Notes or that is otherwise substantially less than the price at which the Notes would have traded if we had not exercised such deferral right. If we exercise this interest deferral right and you sell your Notes during an Optional Deferral Period, you may not receive the same return on your investment as a holder that continues to hold its Notes until we pay the deferred interest following the end of such Optional Deferral Period. In addition, as a result of our right to defer interest payments, the market price of the Notes may be more volatile than other securities that do not have these rights.

An election to defer interest payments on the Existing Junior Subordinated Notes will impact our ability to make interest payments on the Notes.

Pursuant to the terms of the supplemental indenture governing the Existing Junior Subordinated Notes, if we elect to defer interest payments on the Existing Junior Subordinated Notes, we will not be permitted to make payments on debt securities that rank equally with, or junior to, the Existing Junior Subordinated Notes in right of payment. Accordingly, if we elect to defer interest payments on the Existing Junior Subordinated Notes while the Notes offered hereby remain outstanding, we would be prohibited from making payments on, and would likely elect to also defer interest payments on, the Notes offered hereby.

Holders of the Notes subject to U.S. federal income taxation may have to pay taxes on interest before they receive payments from us.

If we defer interest payments on the Notes, a holder of the Notes subject to U.S. federal income tax on a net income basis will be required to accrue interest income for U.S. federal income tax purposes in respect of such holder’s proportionate share of the accrued but unpaid interest on the Notes, even if such holder normally reports income when received. As a result, a holder will be required to include the accrued interest in such holder’s gross income for U.S. federal income tax purposes even though such holder will not have received any cash. A holder’s adjusted tax basis in a Note generally will be increased by such amounts that it was required to include in gross income. In addition, unpaid interest accrued on the Notes during an Optional Deferral Period will be payable on the interest payment date immediately following the last day of such Optional Deferral Period. If a holder sells its Notes on or before the record date for such interest payment date, then all of the interest accrued on such Notes during the Optional Deferral Period will be paid to the person who is the registered owner of those Notes at the close of business on such record date, and the holder who sold those Notes will not receive from us any of the interest that accrued on those Notes during the Optional Deferral Period and that such holder reported as income for U.S. federal income tax purposes. Holders should consult with their own tax advisors regarding the tax consequences of an investment in the Notes. For more information regarding the U.S. tax consequences of purchasing, owning and disposing of the Notes, see “Material U.S. Federal Income Tax Considerations.”

Holders of the Notes will have limited rights of acceleration.

Holders of the Notes and the Trustee under the Indenture may accelerate payment of the principal and interest on the Notes only upon the occurrence and continuation of certain events of default. Payment of principal and interest on the Notes may be accelerated upon the occurrence of an event of default under the Indenture related to failure to pay interest within 30 days after it is due, failure to pay principal or premium, if any, on the Notes within one business day of when due, and certain events of bankruptcy, insolvency, receivership or reorganization relating to us (but not our subsidiaries). Holders of the Notes and the Trustee will not have the right to accelerate payment of the principal or interest on the Notes upon the breach of any other covenant in the Indenture. See “Description of the Notes—Option to Defer Interest Payments,” “Description of the Notes—Events of Default” and “Description of the Notes—Limitation on Remedies.”

The terms of the Indenture and the Notes do not provide protection against certain significant events that could adversely impact a holder’s investment in the Notes.

The terms of the Indenture and the Notes do not restrict our ability to engage in, or to otherwise be a party to, a variety of corporate transactions, circumstances and events that could have an adverse impact on an investment in the Notes. In particular, the Indenture governing the Notes does not:

•	permit the holders of the Notes to require us to repurchase the Notes in the event we undergo a change of control or similar transaction;

•	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity;

•	limit our ability to incur unsecured indebtedness; or

•

restrict our subsidiaries’ ability to issue securities or otherwise incur indebtedness or other obligations that would be senior to our equity interests in our subsidiaries and therefore rank structurally senior to the Notes with respect to the assets of our subsidiaries.

There is no guarantee that an active trading market for the Notes will exist or that you will be able to sell your Notes.

The Notes will constitute a new issue of securities without an established trading market and a market may not develop for the Notes. As a result, you may not be able to sell your Notes. Accordingly, you may be required to bear the financial risk of an investment in the Notes for an indefinite period of time. In addition, the condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future, which could have an adverse effect on the market price of the Notes. We have been advised by the underwriters that they may make a market in the Notes, but they have no obligation to do so and may discontinue market making at any time without providing notice. There can be no assurance that a market for the Notes will develop or, if it does develop, that it will continue. If an active public market does not develop or does not continue, the market price and liquidity of the Notes may be adversely affected.

Furthermore, we do not intend to apply for listing of the Notes on any securities exchange or seek their quotation on any automated dealer quotation system.

If trading markets do develop, changes in our ratings or the financial markets could adversely affect the market price of the Notes.

The market price of the Notes will depend on many factors, including, among others, the following:

•	ratings on our debt securities assigned by rating agencies;

•	the time remaining until maturity of the Notes;

•	the prevailing interest rates being paid by other companies similar to us;

•	our results of operations, cash flows, and financial position and prospects; and

•	the condition of the financial markets.

The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future, which could have an adverse effect on the market price of the Notes. In general, as market interest rates rise, debt securities bearing interest at fixed rates decline in value. Consequently, if market interest rates increase, the market value of your Notes may decline. We cannot predict the future level of market interest rates.

Rating agencies continually review the ratings they have assigned to companies and debt securities. Negative changes in the ratings assigned to us or our debt securities could have an adverse effect on the market price of the Notes.

Rating agencies may change their practices for rating the Notes, which change may affect the market price of the Notes. In addition, we may redeem the Notes if a rating agency makes certain changes in the equity credit methodology for securities such as the Notes.

The rating agencies that currently or may in the future publish a rating for us, including Moody’s Investors Service, Inc. and S&P Global Ratings, each of which is expected to initially publish a rating of the Notes, may, from time to time in the future, change the way they analyze securities with features similar to the Notes. This may include, for example, changes to the relationship between ratings assigned to an issuer’s senior securities and ratings assigned to subordinated securities with features similar to the Notes. If any rating agencies change their practices for rating these types of securities in the future, and the ratings of the Notes are subsequently lowered, the trading price of the Notes could be negatively affected. In addition, we may redeem the Notes, at our option, in whole but not in part, if a rating agency makes certain changes in the equity credit methodology for securities such as the Notes. See “Description of the Notes—Redemption—Redemption Following a Rating Agency Event.”

Our credit ratings may not reflect all risks of your investments in the Notes.

Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the Notes.

These credit ratings may not reflect the potential impact of risks relating to the structure or marketing of the Notes. Agency ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization. Each rating agency’s rating should be evaluated independently of any other rating agency’s rating.

We may choose to redeem the Notes prior to maturity.

We may at our option redeem the Notes in whole or in part at the times and the applicable redemption price described in this prospectus supplement. See “Description of the Notes—Redemption.” We may choose to redeem your Notes at a time when prevailing interest rates are lower than the interest rate paid on your Notes. If prevailing interest rates are lower at the time of redemption, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate of the Notes being redeemed.

Investors should not expect us to redeem the Notes on the first or any other date on which they are redeemable.

We may redeem some or all of the Notes, at our option, in whole or in part, (i) on any day in the period commencing on the date falling 90 days prior to the First Reset Date and ending on and including the First Reset Date and (ii) after the First Reset Date, on any interest payment date, at a redemption price in cash equal to 100% of the principal amount of the Notes being redeemed, plus, subject to the terms described in the first paragraph under “Description of the Notes—Redemption—Redemption Procedures; Cancellation of Redemption” in this prospectus supplement, accrued and unpaid interest on the Notes to be redeemed to, but excluding, the redemption date. In addition, the Notes may be redeemed by us at our option, in whole but not in part, following the occurrence and during the continuance of a Tax Event or a Rating Agency Event or following the occurrence of a Tax Credit Event (as those terms are defined under “Description of the Notes—Redemption” in this prospectus supplement). Any decision we may make at any time to redeem the Notes before their final maturity date will depend upon, among other things, the strength of our balance sheet, our results of operations, our access to the capital markets, interest rates, our growth strategy, and general market conditions at such time. Accordingly, while we may decide to do so, investors should not expect us to redeem the Notes on the first or any other date on which they are redeemable.

Although it is not possible for the interest rate on the Notes to decrease below the interest rate as in effect during the Initial Fixed Period, the interest rate on the Notes will fluctuate over time.

The interest rate on the Notes from their original issue date to the First Reset Date will be % per annum. Beginning on the First Reset Date, the interest rate on the Notes for each Reset Period will equal the Five-year U.S. Treasury Rate as of the most recent Reset Interest Determination Date plus a spread of %, to be reset on each Reset Date; provided that the interest rate during any Reset Period will not reset below % per annum (which is the same interest rate as in effect during the Initial Fixed Period). Therefore, although it is not possible for the interest rate to decrease below the interest rate as in effect during the Initial Fixed Period, the interest rate for a given Reset Period subsequent to such Initial Fixed Period could be less than the interest rate for any previous Reset Period. We have no control over the factors that may affect U.S. Treasury rates, including geopolitical, economic, financial, political, regulatory, judicial or other conditions or events.

The historical Five-year U.S. Treasury Rates are not an indication of future Five-year U.S. Treasury Rates.

As noted above, the interest rate on the Notes for each Reset Period will be set by reference to the Five-year U.S. Treasury Rate as of the most recent Reset Interest Determination Date (provided that the interest rate during any Reset Period will not reset below % per annum (which is the same interest rate as in effect during the Initial Fixed Period)). In the past, U.S. Treasury rates have experienced significant fluctuations. You should note that historical levels, fluctuations and trends of U.S. Treasury rates are not necessarily indicative of future levels. Any historical upward or downward trend in U.S. Treasury rates is not an indication that U.S. Treasury rates are more or less likely to increase or decrease at any time in the future and you should not take historical U.S. Treasury rates as an indication of future U.S. Treasury Rates.

If a Tax Credit Event occurs, we may redeem the Notes.

If a Tax Credit Event occurs, we may redeem at our option the Notes as described under “Description of the Notes—Redemption—Redemption Following a Tax Credit Event.” A “Tax Credit Event” occurs with respect to the Notes if, in our reasonable determination, there exists a material risk, due to the Notes (considered together with other debt) having been issued, as part of an original issuance, to one or more “specified foreign entities,” as defined in Section 7701(a)(51)(B) of the Internal Revenue Code of 1986, as amended (the “Code”), that we or any of our affiliates would be unable to utilize or otherwise ineligible to claim any tax credits otherwise allowed under Section 38 of the Code. “Specified foreign entities,” as further defined in Section 7701(a)(51)(B) of the Code, generally include, among other entities: (i) the governments of China, Iran, North Korea or Russia or their agencies or instrumentalities, (ii) certain citizens or nationals of such countries, (iii) entities organized under the laws of, or having their principal place of business in, such countries, (iv) entities controlled by any of the above, including certain subsidiaries, measured by more than 50% ownership of stock (by vote or value) in a corporation, profits interests or capital interests in a partnership, or beneficial interests in another entity, (v) certain Chinese military companies described under Section 1260H of the William M. (Mac) Thornberry National Defense Authorization Act for Fiscal Year 2021, (vi) Contemporary Amperex Technology Company (CATL), BYD Company, Envision Energy, EVE Energy Company, Gotion High-tech Company, Hithium Energy Storage Technology Company, or any successor company to the foregoing, (vii) certain companies that violate the Uyghur Forced Labor Prevention Act of 2021 and (viii) entities that the Office of Foreign Assets Control of the Department of the Treasury (“OFAC”) have included on the list of specially designated nationals and blocked persons maintained by OFAC. A redemption of the Notes for this reason would be at a redemption price equal to 101% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

If a Tax Credit Event occurs, and your Notes are redeemed, such redemption may adversely affect your anticipated return. We may exercise such redemption right when prevailing interest rates are relatively low. As a result, you may not be able to reinvest the redemption proceeds in a comparable security at an interest rate as high as that of the Notes that are redeemed.

USE OF PROCEEDS

The net proceeds from the sale of the Notes, after deducting the underwriting discount and estimated expenses of this offering, are expected to be approximately $    . We intend to use the net proceeds of this offering (i) to repay a portion of the Term Loan, and (ii) for general corporate purposes. At July 31, 2026, the weighted-average interest rate on the Term Loan was 4.73% per annum.

Certain of the underwriters or their respective affiliates are lenders under the Term Loan and therefore may receive a portion of the net proceeds of this offering. See “Underwriting (Conflicts of Interest)—Conflicts of Interest.”

DESCRIPTION OF THE NOTES

The following description of the particular terms of the Notes supplements and, to the extent inconsistent therewith, replaces the description of the general terms and provisions of the Notes set forth in the accompanying prospectus under “Description of Debt Securities,” to which reference is hereby made. Whenever a defined term is referred to and not herein defined, the definition thereof is contained in the accompanying prospectus or in the Indenture referred to therein. As used in this section, references to “Evergy,” “we,” “us” and “our” mean Evergy, Inc. excluding our subsidiaries, unless expressly stated or the context clearly indicates otherwise.

The following description, together with the “Description of Debt Securities” in the accompanying prospectus, is a summary of the material provisions of the Notes and the Indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the Notes and the Indenture, including the definition of certain terms used in the Indenture. We urge you to read the Indenture because it, and not this description, defines your rights as a holder of the Notes.

Maturity, Interest and Payment

The Notes constitute a single series of debt securities to be issued pursuant to a subordinated indenture, dated as of May 18, 2009, by and between us and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as previously amended and supplemented, and as to be further amended and supplemented by Supplemental Indenture No. 5 by and between us and the Trustee (as so amended and supplemented, the “Indenture”). The terms of the Notes include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended.

The Notes will initially be limited to $    aggregate principal amount and will mature on February 15, 2057, subject to earlier redemption at our option as described under “—Redemption.”

The Notes will bear interest (i) from and including August , 2026 (the “original issue date”) to, but excluding, February 15, 2032 at the rate of % per annum and (ii) from and including February 15, 2032 (the “First Reset Date”), during each Reset Period (as defined below) at a rate per annum equal to the Five-year U.S. Treasury Rate (as defined below) as of the most recent Reset Interest Determination Date (as defined below) plus a spread of %, to be reset on each Reset Date (as defined below); provided that the interest rate during any Reset Period will not reset below % per annum (which is the same interest rate as in effect from and including the original issue date to, but excluding, the First Reset Date (the “Initial Fixed Period”)). Interest on the Notes will accrue from the original issue date and will be payable semi-annually in arrears on February 15 and August 15 (each, an “interest payment date”) of each year, beginning on February 15, 2027, to the holders of record at the close of business on the record date for the applicable interest payment date, which will be (i) the business day immediately preceding such interest payment date so long as all of the Notes remain in book-entry only form or (ii) the 15th calendar day preceding such interest payment date (whether or not a business day) if any of the Notes do not remain in book-entry only form (each, a “record date”), subject to our right to defer interest payments as described below under “—Option to Defer Interest Payments.” Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

The applicable interest rate for each Reset Period will be determined by the calculation agent (as defined below), as of the applicable Reset Interest Determination Date, in accordance with the following provisions:

“Five-year U.S. Treasury Rate” means, as of any Reset Interest Determination Date, (i) an interest rate (expressed as a decimal) determined to be the per annum rate equal to the arithmetic mean of the yields to maturity for U.S. Treasury securities adjusted to constant maturity with a maturity of five years from the next Reset Date and trading in the public securities markets, for the five consecutive business days immediately prior to the respective Reset Interest Determination Date as published (or, if fewer than five consecutive business days are so published on the applicable Reset Interest Determination Date, for such number of business days published) in the most recent H.15, or (ii) if there is no such published U.S. Treasury security with a maturity of five years from the next Reset Date and trading in the public securities markets, then the rate will be determined by interpolation between the arithmetic mean of the yields to maturity for each of the two series of U.S. Treasury securities adjusted to constant maturity trading in the public securities markets, (A) one maturing as close as possible to, but earlier than, the Reset Date following the next succeeding Reset Interest Determination Date and (B) the other maturing as close as possible to, but later than, the Reset Date following the next succeeding Reset Interest Determination Date, in each case for the five consecutive business days immediately prior to the respective Reset Interest Determination Date as published in the most recent H.15. If the Five-year U.S. Treasury Rate cannot be determined pursuant to the methods described in clause (i) or (ii) above, then the Five-year U.S. Treasury Rate will be the same interest rate determined for the prior Reset Interest Determination Date or, if the Five-year U.S. Treasury Rate cannot be so determined as of the Reset Interest Determination Date preceding the First Reset Date, then the interest rate applicable for the Reset Period beginning on and including the First Reset Date will be deemed to be % per annum, which is the same interest rate as in effect from and including the original issue date to, but excluding, the First Reset Date.

“H.15” means the statistical release designated as such, or any successor publication, published by the Board of Governors of the U.S. Federal Reserve System (or any successor thereto).

The “most recent H.15” means the H.15 published closest in time but prior to the close of business on the second business day prior to the applicable Reset Date.

“Reset Date” means the First Reset Date and February 15 of every fifth year after 2032.

“Reset Interest Determination Date” means, in respect of any Reset Period, the day falling two business days prior to the first day of such Reset Period.

“Reset Period” means the period from and including the First Reset Date to, but excluding, the next following Reset Date and thereafter each period from and including a Reset Date to, but excluding, the next following Reset Date.

As used under this caption “Description of the Notes,” the term “business day” means, unless otherwise expressly stated, any day other than (i) a Saturday or Sunday or (ii) a day on which banks and trust companies in The City of New York are authorized or obligated by law, regulation or executive order to remain closed.

The term “calculation agent” means, at any time, the entity appointed by us and serving as such agent with respect to the Notes at such time.

Unless we have validly called all of the outstanding Notes for redemption on a redemption date occurring prior to the First Reset Date, we will appoint a calculation agent for the Notes prior to the Reset Interest Determination Date immediately preceding the First Reset Date; provided that, if we have called all of the outstanding Notes for redemption on a redemption date occurring prior to the First Reset Date but we do not redeem all of the outstanding Notes on such redemption date, we will appoint a calculation agent for the Notes as promptly as practicable after such proposed redemption date. We may terminate any such appointment and may appoint a successor calculation agent at any time and from time to time (so long as there shall always be a calculation agent in respect of the Notes when so required). We may appoint Evergy or an affiliate of Evergy as calculation agent.

As provided above, the applicable interest rate for each Reset Period will be determined by the calculation agent as of the applicable Reset Interest Determination Date. Promptly upon such determination, the calculation agent will notify us of the interest rate for the Reset Period and we will promptly notify, or cause the calculation agent to promptly notify, the Trustee and each paying agent, in writing, of such interest rate. The calculation agent’s determination of any interest rate, and its calculation of the amount of interest for any Interest Payment Period (as defined below under “—Option to Defer Interest Payments”) beginning on or after the First Reset Date, will be on file at our principal offices, will be made available to any holder or beneficial owner of the Notes upon request and will be final and binding in the absence of manifest error.

If an interest payment date, redemption date, or maturity date falls on a day that is not a business day, payment will be made on the next succeeding business day with the same force and effect as if made on such payment date.

No Listing

The Notes are a new issue of securities with no established trading market. We do not intend to apply for the listing or trading of the Notes on any securities exchange or trading facility or for inclusion of the Notes in any automated dealer quotation system.

Ranking

The Notes will be our unsecured obligations and will rank junior and subordinate in right of payment to the prior payment in full of our existing and future Senior Indebtedness (as defined below under “—Subordination”), to the extent and in the manner set forth under the caption “—Subordination” below. The Notes will rank equally in right of payment with the Existing Junior Subordinated Notes and any other unsecured indebtedness that we may incur from time to time in the future if the terms of such indebtedness provide that it ranks equally with the Notes in right of payment. As of June 30, 2026, we had approximately $3.8 billion in outstanding Senior Indebtedness (all of which was unsecured, and excluding long-term debt fair value adjustments), which included guarantees of $0.7 billion of our subsidiaries’ indebtedness, and our subsidiaries had outstanding approximately $21.2 billion of total liabilities (excluding intercompany indebtedness, long-term debt fair value adjustments and debt of variable interest entities), which included approximately $10.7 billion, including current maturities, of total long-term debt, excluding unused commitments and contractual obligations and other commitments. As of June 30, 2026, $500 million aggregate principal amount of such indebtedness (consisting of the Existing Junior Subordinated Notes) was outstanding.

The Notes are our obligations exclusively, and not of any of our subsidiaries. We are a holding company and, accordingly, we conduct substantially all of our operations through our operating subsidiaries. As a result, our cash flow and our ability to service our debt, including the Notes, depend upon the earnings of our operating subsidiaries and on the distribution of earnings, loans or other payments by such subsidiaries to us.

Our operating subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on the Notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our operating subsidiaries will also be contingent upon such subsidiaries’ earnings and business considerations.

Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the rights of the holders of the Notes to participate in those assets, will be structurally subordinated to the claims of that subsidiary’s creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us. There is no limitation on the ability of our subsidiaries to incur additional indebtedness to which the Notes will be structurally subordinated. Additionally, if any of our subsidiaries were to issue preferred stock in the future, the Notes would similarly be structurally subordinated to the rights of the preferred stockholders.

The Indenture does not limit the amount of Senior Indebtedness or secured indebtedness that we may incur or the amount of other indebtedness or liabilities that we or our subsidiaries may incur. The incurrence by us or our subsidiaries of additional indebtedness, including the incurrence of additional Senior Indebtedness or secured indebtedness by us, may have adverse consequences for you as a holder of the Notes, including making it more difficult for us to satisfy our obligations with respect to the Notes, a loss of all or part of the trading value of your Notes and a risk that one or more of the credit ratings of the Notes could be lowered or withdrawn.

Agreement by Holders to Tax Treatment

Each holder (and beneficial owner) of the Notes will, by accepting any Notes (or a beneficial interest therein), be deemed to have agreed that such holder (or beneficial owner) intends that the Notes constitute indebtedness of Evergy, and will treat the Notes as indebtedness of Evergy, for U.S. federal, state and local tax purposes.

Subordination

The Notes will be subordinated in right of payment to the prior payment in full of all our Senior Indebtedness. This means that upon:

(a) any payment by, or distribution of the assets of, Evergy upon its dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings;

(b) a failure to pay any interest, principal or other monetary amounts due on any of Evergy’s Senior Indebtedness when due and continuance of that default beyond any applicable grace period; or

(c) acceleration of the maturity of any Senior Indebtedness of Evergy as a result of a default;

the holders of all of Evergy’s Senior Indebtedness will be entitled to receive:

•	in the case of clause (a) above, payment of all amounts due or to become due on all Senior Indebtedness; or

•	in the case of clauses (b) and (c) above, payment of all amounts due on all Senior Indebtedness,

before the holders of the Notes are entitled to receive any payment. So long as any of the events in clause (a), (b) or (c) above has occurred and is continuing, any amounts payable or assets distributable on the Notes will instead be paid or distributed, as the case may be, directly to the holders of Senior Indebtedness to the extent necessary to pay, in the case of clause (a) above, all amounts due or to become due upon all such Senior Indebtedness, or, in the case of clauses (b) and (c) above, all amounts due on all such Senior Indebtedness, and, if any such payment or distribution is received by the Trustee under the Indenture or the holders of any of the Notes before all Senior Indebtedness due and to become due, as applicable, is paid, such payment or distribution must be paid over to the holders of the unpaid Senior Indebtedness. Subject to paying the Senior Indebtedness due and to become due in the case of clause (a) above or the Senior Indebtedness due in the case of clauses (b) and (c) above, the holders of the Notes will be subrogated to the rights of the holders of the Senior Indebtedness to receive payments applicable to the Senior Indebtedness until the Notes are paid in full.

“Senior Indebtedness” means, with respect to the Notes, (i) indebtedness of Evergy, whether outstanding at the date of the Indenture or incurred, created or assumed after such date, (a) in respect of money borrowed by Evergy (including any financial derivative, hedging or futures contract or similar instrument, to the extent any such item is primarily a financing transaction) and (b) evidenced by debentures, bonds, notes, credit or loan agreements or other similar instruments or agreements issued or entered into by Evergy; (ii) all finance lease obligations of Evergy; (iii) all obligations of Evergy issued or assumed as the deferred purchase price of property, all conditional sale obligations of Evergy and all obligations of Evergy under any title retention agreement (but excluding, for the avoidance of doubt, trade accounts payable arising in the ordinary course of business and long-term purchase obligations); (iv) all obligations of Evergy for the reimbursement of any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction; and (v) all obligations of the type referred to in clauses (i) through (iv) above of other persons for the payment of which Evergy is responsible or liable as obligor, guarantor or otherwise, except for any obligations, instruments or agreements of the type referred to in any of clauses (i) through (v) above that, by the terms of the instruments or agreements creating or evidencing the same or pursuant to which the same is outstanding, are subordinated or equal in right of payment to the Notes.

Due to the subordination of the Notes, if assets of Evergy are distributed upon its dissolution, winding-up, liquidation or reorganization, holders of its Senior Indebtedness and other indebtedness and obligations that are not equal or junior to the Notes in right of payment will likely recover more, ratably, than holders of the Notes, and it is possible that no payments will be made to the holders of the Notes.

The Notes and the Indenture do not limit our ability to incur Senior Indebtedness or our or any of our subsidiaries’ ability to incur other secured and unsecured indebtedness or liabilities or to issue preferred equity.

The description set forth under this caption “—Subordination” supersedes and replaces, insofar as it relates to the Notes, the descriptions set forth under the caption “Description of Debt Securities—Subordination” in the accompanying prospectus.

Option to Defer Interest Payments

So long as no event of default (as defined below under “—Events of Default”) with respect to the Notes has occurred and is continuing, we may, at our option, defer interest payments on the Notes, from time to time, for one or more deferral periods of up to 20 consecutive Interest Payment Periods (as defined below) each (each such deferral period, commencing on the interest payment date on which the first such deferred interest payment otherwise would have been made, an “Optional Deferral Period”), except that no such Optional Deferral Period may extend beyond the final maturity date of the Notes or end on a day other than the day immediately preceding an interest payment date. During any Optional Deferral Period, interest on the Notes will continue to accrue at the then-applicable interest rate on the Notes (as reset from time to time on any Reset Date occurring during such Optional Deferral Period in accordance with the terms of the Notes). In addition, during any Optional Deferral Period, interest on the deferred interest (“compound interest”) will accrue at the then-applicable interest rate on the Notes (as reset from time to time on any Reset Date occurring during such Optional Deferral Period in accordance with the terms of the Notes), compounded semi-annually, to the extent permitted by applicable law. No interest will be due or payable on the Notes during an Optional Deferral Period, except upon a redemption of any Notes on any redemption date during such Optional Deferral Period (in which case all accrued and unpaid interest (including, to the extent permitted by applicable law, any compound interest) on the Notes to be redeemed to, but excluding, such redemption date will be due and payable on such redemption date), or unless the principal of and interest on the Notes shall have been declared due and payable as the result of an event of default with respect to the Notes (in which case all accrued and unpaid interest, including, to the extent permitted by applicable law, any compound interest, on the Notes shall become due and payable). All references in the Notes and, insofar as relates to the Notes, the Indenture, to “interest” on the Notes shall be deemed to include any such deferred interest and, to the extent permitted by applicable law, any compound interest, unless otherwise expressly stated or the context otherwise requires.

Before the end of any Optional Deferral Period that is shorter than 20 consecutive Interest Payment Periods, we may elect, at our option, to extend such Optional Deferral Period, so long as the entire Optional Deferral Period does not exceed 20 consecutive Interest Payment Periods or extend beyond the final maturity date of the Notes. We may also elect, at our option, to shorten the length of any Optional Deferral Period. No Optional Deferral Period (including as extended or shortened) may end on a day other than the day immediately preceding an interest payment date. At the end of any Optional Deferral Period, if all amounts then due on the Notes, including all accrued and unpaid interest thereon (including, without limitation and to the extent permitted by applicable law, any compound interest), are paid, we may elect to begin a new Optional Deferral Period; provided, however, that, without limitation of the foregoing, we may not begin a new Optional Deferral Period unless we have paid all accrued and unpaid interest on the Notes (including, without limitation and to the extent permitted by applicable law, any compound interest) from any previous Optional Deferral Periods.

During any Optional Deferral Period, we will not do any of the following (subject to the exceptions set forth in the next succeeding paragraph):

•	declare or pay any dividends or distributions on any Capital Stock (as defined below) of Evergy;

•	redeem, purchase, acquire or make a liquidation payment with respect to any Capital Stock of Evergy;

•

pay any principal, interest (to the extent such interest is deferrable) or premium on, or repay, repurchase or redeem, any indebtedness of Evergy that ranks equally with or junior to the Notes in right of payment (including the Existing Junior Subordinated Notes); or

•	make any payments with respect to any guarantees by Evergy of any indebtedness if such guarantees rank equally with or junior to the Notes in right of payment.

However, during an Optional Deferral Period, we may (a) declare and pay dividends or distributions payable solely in shares of our common stock (together, for the avoidance of doubt, with cash in lieu of any fractional share) or options, warrants or rights to subscribe for or purchase shares of our common stock, (b) declare and pay any dividend in connection with the implementation of a plan (a “Rights Plan”) providing for the issuance by us to all holders of our common stock of rights entitling them to subscribe for or purchase common stock or any class or series of our preferred stock, which rights (1) are deemed to be transferred with such common stock, (2) are not exercisable until the occurrence of a specified event or events and (3) are also issued in respect of future issuances of our common stock, (c) issue any of shares of our Capital Stock under any Rights Plan or redeem or repurchase any rights distributed pursuant to a Rights Plan, (d) reclassify our Capital Stock or exchange or convert one class or series of our Capital Stock for another class or series of our Capital Stock, (e) purchase fractional interests in shares of our Capital Stock pursuant to the conversion or exchange provisions of such Capital Stock or the security being converted or exchanged, (f) purchase, acquire or withhold shares of our common stock related to the issuance of our common stock or rights under any dividend reinvestment plan or related to any of our benefit plans for our directors, officers, employees, consultants or advisors, including any employment contract, (g) for the avoidance of doubt, convert convertible Capital Stock of Evergy into other Capital Stock of Evergy in accordance with the terms of such convertible Capital Stock (together, for the avoidance of doubt, with cash in lieu of any fractional share) and (h) settle conversions of any convertible notes that rank equally with the Notes.

We will give the holders of the Notes and the Trustee written notice of our election of, or any shortening or extension of, an Optional Deferral Period at least 10 business days prior to the earlier of (1) the next succeeding interest payment date or (2) the date upon which we are required to give notice to any applicable self-regulatory organization or to holders of the Notes of the next succeeding interest payment date or the record date therefor. The record date for the payment of deferred interest and, to the extent permitted by applicable law, any compound interest payable on the interest payment date immediately following the last day of an Optional Deferral Period will be the regular record date with respect to such interest payment date.

“Capital Stock” means (i) in the case of a corporation or a company, corporate stock or shares; (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (iv) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person.

“Interest Payment Period” means the semi-annual period from and including an interest payment date to but excluding the next succeeding interest payment date, except for the first Interest Payment Period which shall be the period from and including the original issue date to but excluding February 15, 2027.

Redemption

Optional Redemption

We may redeem some or all of the Notes, at our option, in whole or in part (i) on any day in the period commencing on the date falling 90 days prior to the First Reset Date and ending on and including the First Reset

Date and (ii) after the First Reset Date, on any interest payment date, at a redemption price in cash equal to 100% of the principal amount of the Notes being redeemed, plus, subject to the terms described in the first paragraph under “—Redemption Procedures; Cancellation of Redemption” below, accrued and unpaid interest on the Notes to be redeemed to, but excluding, the redemption date.

Redemption Following a Tax Event

We may at our option redeem the Notes, in whole but not in part, at any time following the occurrence and during the continuance of a Tax Event (as defined below) at a redemption price in cash equal to 100% of the principal amount of the Notes, plus, subject to the terms described in the first paragraph under “—Redemption Procedures; Cancellation of Redemption” below, accrued and unpaid interest on the Notes to, but excluding, the redemption date.

A “Tax Event” means that we have received an opinion of counsel experienced in such matters to the effect that, as a result of:

•

any amendment to, clarification of, or change, including any announced prospective change, in the laws or treaties of the United States or any of its political subdivisions or taxing authorities, or any regulations under those laws or treaties;

•

an administrative action, which means any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or announcement, including any notice or announcement of intent to issue or adopt any administrative pronouncement, ruling, regulatory procedure or regulation;

•

any amendment to, clarification of, or change in the official position or the interpretation of any administrative action or judicial decision or any interpretation or pronouncement that provides for a position with respect to an administrative action or judicial decision that differs from the previously generally accepted position, in each case by any legislative body, court, governmental authority or regulatory body, regardless of the time or manner in which that amendment, clarification or change is introduced or made known; or

•

a threatened challenge asserted in writing in connection with a tax audit of us or any of our subsidiaries, or a publicly-known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Notes, which amendment, clarification or change is effective or the administrative action is taken or judicial decision, interpretation or pronouncement is issued or threatened challenge is asserted or becomes publicly-known after the date of this prospectus supplement, there is more than an insubstantial risk that interest payable by us on the Notes is not deductible, or within 90 days would not be deductible, in whole or in part, by us for U.S. federal income tax purposes.

Redemption Following a Rating Agency Event

We may at our option redeem the Notes, in whole but not in part, at any time following the occurrence and during the continuance of a Rating Agency Event (as defined below) at a redemption price in cash equal to 102% of the principal amount of the Notes, plus, subject to the terms described in the first paragraph under “—Redemption Procedures; Cancellation of Redemption” below, accrued and unpaid interest on the Notes to, but excluding, the redemption date.

“Rating Agency Event” means, as of any date, a change, clarification or amendment in the methodology published by any nationally recognized statistical rating organization (within the meaning of Section 3(a)(62) of the Exchange Act or any successor provision thereto) that then publishes a rating for Evergy (together with any successor thereto, a “rating agency”) in assigning equity credit to securities such as the Notes, (a) as such methodology was in effect on the date of this prospectus supplement, in the case of any rating agency that published a rating for Evergy as of the date of this prospectus supplement, or (b) as such methodology was in effect on the date such rating agency first published a rating for Evergy, in the case of any rating agency that first publishes a rating for Evergy after the date of this prospectus supplement (in the case of either clause (a) or (b) above, the “current methodology”), that results in (i) any shortening of the length of time for which a particular level of equity credit pertaining to the Notes by such rating agency would have been in effect had the current methodology not been changed or (ii) a lower equity credit (including up to a lesser amount) being assigned by such rating agency to the Notes as of the date of such change, clarification or amendment than the equity credit that would have been assigned to the Notes by such rating agency had the current methodology not been changed.

Redemption Following a Tax Credit Event

We may at our option redeem the Notes, in whole but not in part, following the occurrence of a Tax Credit Event (as defined below) at a redemption price in cash equal to 101% of the principal amount of the Notes, plus, subject to the terms described in the first paragraph under “—Redemption Procedures; Cancellation of Redemption” below, accrued and unpaid interest on the Notes to, but excluding, the redemption date. A notice of redemption of the Notes upon the occurrence of a Tax Credit Event (i) may only be sent by the later of (a) the end of the calendar year in which the Notes were issued and (b) six months from the date of issuance of the Notes and (ii) shall be accompanied by an officer’s certificate stating that a Tax Credit Event has occurred.

A “Tax Credit Event” occurs with respect to the Notes if, in our reasonable determination, there exists a material risk, due to the Notes (considered together with other debt) having been issued, as part of an original issuance, to one or more “specified foreign entities,” as defined in Section 7701(a)(51)(B) of the Code, that we or any of our affiliates would be unable to utilize or otherwise ineligible to claim any tax credits otherwise allowed under Section 38 of the Code.

Redemption Procedures; Cancellation of Redemption

Notwithstanding any statement under this caption “—Redemption” to the contrary, installments of interest on the Notes that are due and payable on any interest payment date falling on or prior to a redemption date for the Notes will be payable on that interest payment date to the registered holders thereof as of the close of business on the relevant record date according to the terms of the Notes and the Indenture, except that, if the redemption date for any Notes falls on any day during an Optional Deferral Period (as defined below under “—Option to Defer Interest Payments”), accrued and unpaid interest (including, to the extent permitted by applicable law, any compound interest (as defined below under “—Option to Defer Interest Payments”)) on such Notes will be paid on such redemption date to the persons entitled to receive the redemption price of such Notes. For the avoidance of doubt, the interest payment date falling immediately after the last day of an Optional Deferral Period shall not be deemed to fall on a day during such Optional Deferral Period.

Notice of any redemption will be given (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of Notes to be redeemed. Once notice of redemption is given, the Notes called for redemption will become due and payable on the redemption date at the applicable redemption price, plus, subject to the terms described in the immediately preceding paragraph, accrued and unpaid interest to, but excluding, the redemption date, and will be paid upon surrender thereof for redemption, unless (a) the notice of redemption provides that such redemption shall be subject to the condition described in the next succeeding paragraph and (b) such redemption shall have been canceled in accordance with the provisions of the next succeeding paragraph because such condition shall not have been satisfied. If only part of a note is redeemed, the Trustee will issue in the name of the registered holder of the note and deliver to such holder a new note in a principal amount equal to the unredeemed portion of the principal of the note surrendered for redemption (or otherwise reduce the principal balance of such Note in accordance with the depositary’s customary policies and procedures). If we elect to redeem all or a portion of the

Notes, then, unless otherwise provided in such notice of redemption as described in the next succeeding paragraph, the redemption will not be conditional upon receipt by the paying agent or the Trustee of monies sufficient to pay the redemption price.

If, at the time a notice of redemption is given, (i) we have not effected a discharge of the Notes as described under “Description of Debt Securities—Defeasance” in the accompanying prospectus and (ii) such notice of redemption is not being given in connection with or in order to effect a discharge of the Notes, then, if the notice of redemption so provides and at our option, the redemption may be subject to the condition that the Trustee shall have received, on or before the applicable redemption date, monies in an amount sufficient to pay the redemption price and accrued and unpaid interest on the Notes called for redemption to, but excluding, the redemption date. If monies in such amount are not received by the Trustee on or before such redemption date, such notice of redemption shall be automatically canceled and of no force or effect, such proposed redemption shall be automatically canceled and we shall not be required to redeem the Notes called for redemption on such redemption date. In the event that a redemption is canceled, we will, not later than the business day immediately following the proposed redemption date, deliver, or cause to be delivered, notice of such cancellation to the registered holders of the Notes called for redemption (which notice will also indicate that any Notes or portions thereof surrendered for redemption shall be returned to the applicable holders), and we will direct the Trustee to, and the Trustee will, promptly return any Notes or portions thereof that have been surrendered for redemption to the applicable holders.

Unless we default in payment of the redemption price or the proposed redemption is canceled in accordance with the provisions set forth in the immediately preceding paragraph, on and after the redemption date interest will cease to accrue on the Notes or portions thereof called for redemption.

Our actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

The Trustee shall have no duty to determine, or verify the calculation of, the redemption price.

If we redeem less than all of the Notes on any redemption date, the Trustee will select the Notes to be redeemed by lot or, in the case of Notes in book-entry form represented by one or more global Notes, by such other customary method prescribed by the depositary, which may be made on a pro rata pass-through distribution of principal basis.

Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Notes or portions thereof called for redemption.

The description set forth under this caption “—Redemption— Redemption Procedures; Cancellation of Redemption” supersedes and replaces, insofar as it relates to the Notes, the descriptions set forth under the caption “Description of Debt Securities—Redemption” in the accompanying prospectus.

Events of Default

An “event of default” occurs with respect to the Notes if:

(a)

we do not pay any interest on any Note when it becomes due and payable and such default continues for 30 days (whether or not such payment is prohibited by the subordination provisions applicable to the Notes), except as the result of a deferral of interest payments in accordance with the provisions discussed above under “—Option to Defer Interest Payments”;

(b)

we do not pay any principal of or premium, if any, on any Note when it becomes due and payable (whether or not such payment is prohibited by the subordination provisions applicable to the Notes) and the default continues for one business day;

(c)

we remain in breach of any other covenant or warranty (excluding covenants and warranties solely applicable to one or more other series of subordinated debt securities issued under the Indenture) in the Indenture or the Notes for 60 days after there has been given to us, by registered or certified mail, a written notice of default specifying such default or breach and requiring remedy of the default or breach; the notice must be sent by either the Trustee or registered holders of at least 33% of the principal amount of the outstanding Notes; or

(d)	Evergy files for bankruptcy or other specified events of bankruptcy, insolvency, receivership or reorganization occur with respect to Evergy.

However, as discussed below under “—Limitation on Remedies,” neither the Trustee nor the holders of the Notes will be entitled to declare the Notes to be due and payable immediately upon the occurrence of an event of default described in clause (c) above.

No event of default with respect to the Notes will necessarily constitute an event of default with respect to the subordinated debt securities of any other series that may be issued under the Indenture, and no event of default with respect to any such other series of subordinated debt securities that may be issued under the Indenture will necessarily constitute an event of default with respect to the Notes.

The description set forth under this caption “—Events of Default” supersedes and replaces, insofar as it relates to the Notes, the description set forth in the first paragraph through the third paragraph under the caption “Description of Debt Securities—Events of Default” in the accompanying prospectus.

Limitation on Remedies

If an event of default, other than an event of default described in clause (c) under “—Events of Default” above, occurs and is continuing, then either the Trustee or the registered holders of at least 33% in principal amount of the outstanding Notes may declare the principal amount of all of the Notes, together with accrued and unpaid interest thereon (including, without limitation, any deferred interest and, to the extent permitted by applicable law, any compound interest), to be due and payable immediately, and upon such declaration the principal of and accrued and unpaid interest on the Notes shall become immediately due and payable (notwithstanding any deferral of interest payments in accordance with the provisions discussed above under “—Option to Defer Interest Payments”).

However, if an event of default described in clause (c) under “—Events of Default” above occurs and is continuing, neither the Trustee nor the registered holders of the Notes will be entitled to declare the principal of the Notes, or accrued or unpaid interest thereon, to be due and payable immediately. See “Risk Factors—Holders of the Notes will have limited rights of acceleration” above. However, they may exercise the other rights and remedies available under the Indenture upon the occurrence of such an event of default.

The description set forth under this caption “—Limitation on Remedies” supersedes and replaces, insofar as it relates to the Notes, the description set forth in the fourth paragraph under the caption “Description of Debt Securities—Events of Default” in the accompanying prospectus.

No Limitation on Liens

The Notes will not be subject to the lien limitation described under the caption “Description of Debt Securities—Limitation on Liens” in the accompanying prospectus.

Additional Notes

We may, without the consent of the holders of the Notes, create and issue additional Notes ranking equally with the Notes in all respects, including having the same terms (except for the price to public, the issue date, the initial interest accrual date and the first interest payment date, as applicable) as the Notes, so that such additional Notes would be consolidated and form a single series with the Notes, and would have the same terms as to status, redemption or otherwise as the Notes. Such additional Notes will have the same CUSIP number as the Notes offered hereby, provided that such additional Notes must be part of the same issue as the Notes offered hereby for U.S. federal income tax purposes or, if they are not part of the same issue for such purposes, such additional Notes must be issued with a separate CUSIP number. No additional Notes may be issued if an Event of Default under the Indenture has occurred and is continuing with respect to the Notes.

Forms and Denominations

The Notes will be issued as one or more global securities in the name of a nominee of DTC and will be available only in book-entry form. See “—Book-Entry System.” The Notes will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Book-Entry System

Upon issuance, the Notes will be represented by one or more global securities deposited with, or on behalf of, DTC, as depositary. The global securities representing the Notes will be registered in the name of the depositary or its nominee. Except under the circumstances described in the accompanying prospectus under “Book-Entry System,” the Notes will not be issuable in definitive form. So long as the Notes are represented by one or more global securities, the depositary or its nominee will be considered the sole owner or holder of such Notes for all purposes under the Indenture, and the beneficial owners of such Notes will be entitled only to those rights and benefits afforded to them in accordance with the depositary’s regular operating procedures. The depositary has confirmed to us, the underwriters and the Trustee that it intends to follow such procedures with respect to the Notes. A further description of the depositary’s procedures with respect to global securities is set forth in the accompanying prospectus under “Book-Entry System.”

Global Clearance and Settlement Procedures

Secondary market trading between Clearstream Banking S.A. (“Clearstream”) participants or Euroclear Bank SA/NV, as operator of the Euroclear System (“Euroclear”) participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable.

Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream participants or Euroclear participants on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of Notes received in Clearstream or the Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such Notes settled during such processing will be reported to the relevant Euroclear participant or Clearstream participant on such business day. Cash received in Clearstream or the Euroclear as a result of sales of the Notes by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or the Euroclear cash account only as of the business day following settlement in DTC.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes the material U.S. federal income tax considerations of the purchase, ownership and disposition of the Notes. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations, and rulings and decisions now in effect, all of which are subject to change or differing interpretations, possibly with retroactive effect. In particular, either the Internal Revenue Service (“IRS”) or the courts could disagree with the conclusions contained and positions described in this summary.

The summary deals only with Notes held as capital assets (generally property held for investment) and does not deal with persons in special tax situations, such as financial institutions, banks, insurance companies, tax-exempt entities, entities or arrangements that are treated as partnerships for U.S. federal income tax purposes, traders in securities who elect a mark-to-market method of tax accounting, regulated investment companies, brokers or dealers in securities or currencies, persons holding Notes as a position in a “straddle,” “hedging,” “conversion” or constructive sale transaction for tax purposes, accrual method taxpayers subject to special tax accounting rules as a result of their use of financial statements under section 451(b) of the Code, certain former citizens or residents of the United States, persons who acquire the Notes in connection with employment or other performance of services, United States persons (as defined in the Code) whose functional currency is not the United States dollar, “controlled foreign corporations,” “passive foreign investment companies” or corporations that accumulate earnings to avoid U.S. federal income tax. The summary also does not deal with holders other than original purchasers who purchase the Notes upon original issuance at their original issue price. In addition, this discussion does not address the income tax consequences to stockholders in, or partners or beneficiaries of, a holder of Notes, the alternative minimum tax, the Medicare tax on net investment income, any estate or gift tax laws (or any other U.S. federal tax laws other than U.S. federal income tax laws), nor does it address any state, local or foreign tax consequences, or the tax consequences under any income tax treaty, of the purchase, ownership and disposition of Notes. Before purchasing the Notes, you should consult your own tax advisor concerning the application of U.S. federal income tax laws to your particular situation as well as any consequences of the purchase, ownership and disposition of the Notes arising under any other tax laws of the United States or other taxing jurisdictions.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of a Note other than a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•

a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States person have the authority to control all substantial decisions of the trust, or certain electing trusts in existence on August 20, 1996, to the extent provided in U.S. Treasury regulations.

A “Non-U.S. Holder” is a beneficial owner of a Note (other than a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

If a partnership, or other entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds Notes, the tax treatment of a partner in any such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in any such partnership holding Notes, you should consult your own tax advisor as to the particular U.S. federal income tax considerations relevant to the acquisition, ownership and disposition of the Notes applicable to you.

Classification and Treatment of the Notes

The determination of whether a security should be classified as indebtedness or equity for U.S. federal income tax purposes requires a judgment based on all relevant facts and circumstances. There is no statutory, judicial or administrative authority that directly addresses the U.S. federal income tax treatment of securities substantially similar to the Notes. In connection with the issuance of the Notes, Hunton Andrews Kurth LLP, tax counsel to Evergy, will render its opinion generally to the effect that under current law and based on the facts contained in this prospectus supplement, the terms of the Indenture and the Notes, and certain facts and assumptions, the Notes will be classified for U.S. federal income tax purposes as indebtedness of Evergy (although there is no controlling authority directly on point). The opinion of Hunton Andrews Kurth LLP is not binding on the IRS or the courts. Moreover, no rulings have been or will be sought from the IRS with respect to the transactions described in this prospectus supplement. Accordingly, we cannot assure you that the IRS will not challenge the treatment described herein or that a court would not sustain such a challenge. If the IRS were to successfully challenge the classification of the Notes as indebtedness, interest payments on the Notes could be treated for U.S. federal income tax purposes as dividends to the extent of the applicable current or accumulated earnings and profits. In the case of a Non-U.S. Holder, interest payments treated as dividends could be subject to withholding of U.S. income tax, except to the extent such withholding is reduced by an applicable income tax treaty and except to the extent effectively connected with a Non-U.S. Holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, attributable to a fixed base or permanent establishment maintained by a Non-U.S. Holder in the United States), in which case such effectively connected payments generally would be subject to U.S. federal income tax on a net income basis at the regular U.S. federal income tax rates applicable to holders who are U.S. Holders. We agree, and by acquiring an interest in a Note each beneficial owner of a Note will agree, to treat the Notes as indebtedness for U.S. federal income tax purposes, and the remainder of this discussion assumes this treatment. You should consult your own tax advisors regarding the tax consequences that will arise if the Notes are not treated as indebtedness for U.S. federal income tax purposes.

In addition, if certain circumstances occur (see “Description of the Notes—Redemption—Redemption Following a Rating Agency Event” and “Description of the Notes—Redemption—Redemption Following a Tax Credit Event”), we will be obligated to pay amounts in excess of the stated principal of, and accrued and unpaid interest on, the Notes. Such excess payments will not affect the amount of interest income that a U.S. Holder recognizes if, for U.S. federal income tax purposes, there is only a “remote” likelihood that such payments will be made. We believe and intend to take the position that the likelihood that we will make any such payments is remote within the meaning of the U.S. Treasury regulations. If the possibility of excess payments were determined not to be remote, the Notes could be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, in which case you would be required to accrue interest income on the Notes in excess of stated interest and treat as ordinary income rather than as capital gain any income realized on the taxable disposition of the Notes. In the event excess payments are made, it would likely affect the amount and timing of the income you recognize, even if your Notes are not redeemed. If you are paid any excess amounts, you will be required to recognize such amounts as income. The remainder of this discussion assumes that the Notes will not be treated as contingent payment debt instruments.

U.S. Holders

Interest Income and Original Issue Discount

We have the option under certain circumstances to defer payments of interest on the Notes. Under the U.S. Treasury regulations relating to original issue discount (“OID”), a debt instrument is deemed to be issued with OID if there is more than a “remote” contingency that periodic stated interest payments due on the instrument will not be timely paid. We believe and intend to take the position that the likelihood of our exercising the option to defer payment of stated interest is remote within the meaning of the U.S. Treasury regulations. Based on the foregoing, we believe that, although the matter is not free from doubt, the Notes will not be considered to be issued with OID at the time of their original issuance. Accordingly, stated interest payments on the Notes would be includible in your ordinary income at the time that those payments are received or accrued, depending on your regular method of accounting for U.S. federal income tax purposes.

Under applicable U.S. Treasury regulations, if the possibility of interest deferral were determined not to be remote, or if we exercise such option, the Notes generally would be treated as issued with OID at the time of issuance or at the time of exercise, as the case may be, and all stated interest generally would thereafter be treated as OID. In that case, you generally would be required to accrue interest income on the Notes using a constant yield method whether or not you receive any cash payment attributable to that interest, regardless of your regular method of accounting for U.S. federal income tax purposes. Consequently, you would be required to include OID in gross income even if we did not make any actual cash payments during an Optional Deferral Period. Actual payments of stated interest would not be reported as taxable income.

Our determination that the likelihood of our exercising the option to defer payment of stated interest on the Notes is remote is binding on you unless you disclose your contrary position in the manner required by applicable Treasury regulations. Our determination is not, however, binding on the IRS. There can be no assurance that the IRS or a court will agree with these positions. We are not aware of any rulings or other interpretations issued by the IRS that have addressed the meaning of the term remote as used in the applicable U.S. Treasury regulations, and it is possible that the IRS could take a position contrary to the interpretation in this prospectus supplement.

Sale or Other Taxable Disposition of Notes

If you sell your Notes, or otherwise dispose of them in a taxable transaction, then you will recognize gain or loss in an amount equal to the difference between:

•

the amount realized on the sale, excluding any amount attributable to accrued but unpaid interest on the Notes not treated as OID, which excluded amount will be taxed as interest in the manner described above under “Interest Income and Original Issue Discount”; and

•	your adjusted tax basis in the Notes at the time of disposition.

For these purposes, your adjusted tax basis generally will equal the initial purchase price that you paid for the Notes, plus any amount that you were required to include in gross income as OID, minus any cash payments you received in respect of accrued OID. Your gain or loss on the sale or other taxable disposition of Notes generally will be capital gain or loss, and will be long-term capital gain or loss if you have held the Notes for more than one year at the time of disposition. Preferential rates of tax may apply to long-term capital gains if you are a non-corporate taxpayer. The deductibility of capital losses is subject to limitations. You should consult your own tax advisor regarding the deductibility of capital losses in your particular situation.

Non-U.S. Holders

The following discussion applies only to beneficial owners of Notes who are Non-U.S. Holders as defined above. The rules governing the U.S. federal income taxation of a Non-U.S. Holder are complex and the below discussion is only a summary of such rules. Special rules may apply to certain Non-U.S. Holders such as “controlled foreign corporations” and “passive foreign investment companies.” If you are a Non-U.S. Holder, you should consult your own tax advisor about the rules concerning the tax consequences to you of the purchase, ownership and disposition of the Notes, including any withholding on payments to you and the potential application of tax treaties.

Interest Income and Original Issue Discount

Subject to the discussions below under “Foreign Account Tax Compliance Act” and “Information Reporting and Backup Withholding”, no U.S. federal withholding tax will be imposed with respect to payments of principal or interest, including any OID, on the Notes under the “portfolio interest exemption,” provided that:

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	you are not a controlled foreign corporation as defined in the Code that is related to us through stock ownership directly or constructively;

•	you are not a bank whose receipt of interest on a Note is described in section 881(c)(3)(A) of the Code; and

•

either (a) you provide a completed IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate form and certify, under penalties of perjury, that you are not a U.S Holder, or (b) generally, a financial institution holding the Notes on your behalf certifies, under penalties of perjury, that it has received a completed IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate form from you and provides to the withholding agent a copy thereof.

If you do not satisfy the requirements described above, payments made to you generally will be subject to a 30% U.S. federal withholding tax, unless you provide to the withholding agent a properly executed (a) IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate form claiming an exemption from, or a reduction of, withholding tax under the benefit of an applicable income tax treaty; or (b) IRS Form W-8ECI or other appropriate form stating that interest received on the Notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States. In the latter case, interest (including any OID) will be subject to U.S. federal income tax on a net income basis in generally the same manner as if you were a U.S. Holder if such interest is effectively connected with your conduct of a trade or business in the United States and, if an income tax treaty so provides, is attributable to a fixed base or permanent establishment maintained in the United States by you. In addition, if you are a foreign corporation engaged in a trade or business in the United States, you may also be subject to a branch profits tax, which is generally imposed on a foreign corporation on the deemed repatriation from the United States of effectively connected earnings and profits, at a 30% rate, unless the tax is reduced or eliminated by an applicable income tax treaty.

Sales or Other Taxable Disposition of Notes

Subject to the discussion below under “Information Reporting and Backup Withholding”, any gain realized upon the sale or other taxable disposition of Notes generally will not be subject to U.S. federal income tax unless (a) the gain is effectively connected with a U.S. trade or business conducted by you (and, if an applicable income tax treaty so provides, is attributable to a fixed base or permanent establishment maintained in the United States by you); or (b) if you are a Non-U.S. Holder who is an individual, you are present in the United States for a period or periods aggregating 183 days or more in the taxable year of the sale or other taxable disposition (as determined under the Code) and certain other requirements are met. If you are engaged in a trade or business in the United States and income on the Notes is effectively connected with the conduct of that trade or business (and, if an applicable income tax treaty so provides, is attributable to a fixed base or permanent establishment maintained in the United States by you), you will be subject to U.S. federal income tax on that income on a net income basis in generally the same manner as if you were a U.S. Holder. In addition, if you are a foreign corporation engaged in a trade or business in the United States, you may be subject to the branch profits tax described above. If you are a Non-U.S. Holder who is an individual and are present in the United States for a period or periods aggregating 183 days or more in the taxable year of the sale or other taxable disposition (as determined under the Code) and certain other requirements are met, you will generally be subject to 30% tax (or lower applicable treaty rate) on any gain realized on the sale or other taxable disposition of the Notes, which may be offset by certain U.S.-source capital losses. Proceeds from the sale or other taxable disposition of a Note that are attributable to accrued but unpaid interest (including OID, if any) generally will be subject to, or exempt from, tax to the same extent as described above with respect to interest paid on a Note.

Foreign Account Tax Compliance Act

Under legislation commonly referred to as the “Foreign Account Tax Compliance Act” and related Treasury and IRS guidance concerning such legislation (“FATCA”), a 30% U.S. federal withholding tax is imposed on certain payments (which includes interest payments, including OID, on the Notes) made to a non-U.S. entity that fails to take required steps to provide information regarding its “United States accounts” or its direct or indirect “substantial United States owners,” as applicable, or to make a required certification that it has no such accounts or owners. We will not be obligated to make any “gross up” or additional payments in respect of amounts withheld on the Notes if we determine that we must so withhold in order to comply with FATCA in respect of the amounts described above. Prospective investors should consult their own tax advisor regarding FATCA and whether it may be relevant to their ownership and disposition of the Notes.

Information Reporting and Backup Withholding

Information reporting and backup withholding may apply to interest and other payments to you under the circumstances discussed below. Amounts withheld under backup withholding are not an additional tax and generally may be refunded or credited against your U.S. federal income tax liability, provided that you furnish the required information to the IRS in a timely manner.

If you are a U.S. Holder, you may be subject to backup withholding at the applicable rate (currently 24%) when you receive interest payments on the Notes, or proceeds upon the sale, exchange, redemption, retirement or other taxable disposition of the Notes. In general, you can avoid this backup withholding by properly executing under penalties of perjury an IRS Form W-9 or substantially similar form that provides:

•	your correct taxpayer identification number; and

•

a certification that you are not subject to backup withholding because (a) you are a corporation or come within another enumerated exempt category, (b) you have not been notified by the IRS that you are subject to backup withholding or (c) you have been notified by the IRS that you are no longer subject to backup withholding.

If you do not provide your correct taxpayer identification number on the IRS Form W-9 or substantially similar form, you may be subject to penalties imposed by the IRS. Unless you have established on a properly executed IRS Form W-9 or substantially similar form that you are a corporation or come within another enumerated exempt category, interest and other payments on the Notes paid to you (including accrued OID) during the calendar year, and the amount of tax withheld, if any, may be reported to you and to the IRS.

If you are a Non-U.S. Holder, the amount of interest (including OID) on the Notes, and the amount of tax withheld, if any, will generally be reported to you and to the IRS. Copies of the information returns reporting such interest payments and withholding may also be made available to the tax authorities of the country in which you reside or are established under the provisions of an applicable treaty or agreement. This information reporting requirement applies regardless of whether you were subject to withholding or whether withholding was reduced or eliminated by an applicable tax treaty. Also, interest (including OID) on the Notes may be subject to backup withholding, unless you properly certify your Non-U.S. Holder status on an IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable), or a substantially similar form in the manner described above. Similarly, proceeds you receive upon the sale, exchange, redemption, retirement or other taxable disposition of the Notes may be subject to information reporting requirements and backup withholding, unless you properly certify your Non-U.S. Holder status on an IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable), or a substantially similar form.

The U.S. federal income tax discussion set forth above is included for general information only and may not be applicable depending upon your particular situation. You should consult your own tax advisor regarding the tax consequences to you of the acquisition, ownership and disposition of the Notes, including the tax consequences under state, local, foreign and other tax laws.

UNDERWRITING (CONFLICTS OF INTEREST)

Subject to the terms and conditions contained in an underwriting agreement, dated the date of this prospectus supplement between us and the underwriters named below, for whom BofA Securities, Inc., Goldman Sachs & Co. LLC, Morgan Stanley & Co. LLC, MUFG Securities Americas Inc. and Wells Fargo Securities, LLC are acting as representatives, we have agreed to sell to each underwriter, and each underwriter has agreed to purchase from us, severally and not jointly, the principal amount of Notes that appear opposite its name in the table below:

Name	Principal Amount of Notes
BofA Securities, Inc.	$
Goldman Sachs & Co. LLC
Morgan Stanley & Co. LLC
MUFG Securities Americas Inc.
Wells Fargo Securities, LLC
Barclays Capital Inc.
Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
TD Securities (USA) LLC
U.S. Bancorp Investments, Inc.

Total	$

The underwriters are offering the Notes subject to their acceptance of the Notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the Notes offered hereby are subject to certain conditions. The underwriting agreement provides that the underwriters are obligated to purchase all of the Notes, if any are purchased.

The Notes sold by the underwriters to the public will initially be offered at the price to the public set forth on the cover page of this prospectus supplement and may be offered to certain dealers at this price less a concession not in excess of  % of the aggregate principal amount of the Notes. The underwriters may allow, and those dealers may reallow, a discount not in excess of  % of the aggregate principal amount of the Notes. If all the Notes are not sold at the price to the public, the underwriters may change the price to the public and the other selling terms. The underwriters may offer and sell Notes through certain of their affiliates.

The following table shows the underwriting discount that we will pay to the underwriters in connection with this offering:

Paid by Us
Per Note		%
Total	$

Expenses associated with this offering to be paid by us, other than the underwriting discount, are estimated to be approximately $    .

We have also agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

The Notes are a new issue of securities with no established trading market. We do not intend to list the Notes on any securities exchange or seek their quotation on any automated dealer quotation system. The underwriters have advised us that they intend to make a market in the Notes, but they are not obligated to do so.

At their sole discretion, the underwriters may discontinue any market making in the Notes at any time without notice. Accordingly, we cannot assure you that a liquid trading market will develop for the Notes, that you will be able to sell your Notes at a particular time or that the price you receive when you sell will be favorable.

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the underwriters may overallot in connection with this offering, creating syndicate short positions. In addition, the underwriters may bid for and purchase Notes in the open market to cover syndicate short positions or to stabilize the price of the Notes. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the Notes in this offering if the syndicate repurchases previously distributed Notes in syndicate covering transactions, stabilizing transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time without notice.

Settlement

We expect to deliver the Notes against payment for the Notes on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the    business day following the date of this prospectus supplement (“T+ ”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any date prior to the first business day before delivery of the Notes will be required, by virtue of the fact that the Notes initially will settle in T+  , to specify alternative settlement arrangements to prevent a failed settlement.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, corporate trust, investment management, investment research, principal investment, hedging, financing and brokerage activities.

The underwriters and their affiliates have provided and in the future may continue to provide investment banking, commercial banking, corporate trust and other financial services, including the provision of credit facilities, to us and our affiliates in the ordinary course of business for which they have received and will receive customary compensation. Certain of the underwriters or their respective affiliates are lenders or agents under a master revolving credit agreement entered into with Evergy, Inc., Evergy Kansas Central, Evergy Metro and Evergy Missouri West.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities or instruments of ours or our subsidiaries. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading price of the Notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or financial instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Conflicts of Interest

As described under “Use of Proceeds,” a portion of the net proceeds of this offering is expected to be used to repay a portion of the Term Loan. Because certain of the underwriters or their respective affiliates are lenders under the Term Loan and therefore may receive a portion of the net proceeds of this offering, any such underwriter would be deemed to have a conflict of interest under FINRA Rule 5121 if such underwriter or its affiliates receive at least 5% of the net proceeds of this offering.

Any underwriter deemed to have a conflict of interest would be required to conduct the distribution of the Notes in accordance with FINRA Rule 5121. If this offering is conducted in accordance with FINRA Rule 5121, such underwriter would not be permitted to confirm a sale to an account over which it exercises discretionary authority without first receiving specific written approval from the account holder.

Selling Restrictions

Notice to Prospective Investors in Canada

The Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the European Economic Area

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area. For these purposes a “retail investor” means a person who is one (or more) of: (a) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (b) a customer within the meaning of Directive (EU) 2016/97 (as amended), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (c) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the European Economic Area has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the European Economic Area may be unlawful under the PRIIPs Regulation.

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of the Notes in any member state of the European Economic Area will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of the Notes. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the Prospectus Regulation.

Notice to Prospective Investors in the United Kingdom

Each underwriter has represented and agreed that it has not made and will not make an offer of the Notes which are the subject of the offering contemplated by this prospectus supplement to the public in the United Kingdom, except that it may make an offer of such Notes to the public in the United Kingdom:

•	at any time to any legal entity that is a qualified investor as defined in paragraph 15 of Schedule 1 to the POATRs;

•

at any time to fewer than 150 natural or legal persons (other than qualified investors as defined in paragraph 15 of Schedule 1 to the POATRs) in the United Kingdom, subject to obtaining the prior consent of the relevant underwriter or underwriters nominated by us for any such offer; or

•	at any time in any other circumstances falling within Part 1 of Schedule 1 to the POATRs.

For the purposes of this provision, the expression “an offer of Notes to the public” in relation to any Notes, means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes, and the expression “POATRs” means the Public Offers and Admissions to Trading Regulations 2024.

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes a “retail investor” means a person who is neither (a) a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended, the “EUWA”); nor (b) a qualified investor as defined in paragraph 15 of Schedule 1 to the POATRs. The expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes. Consequently, no key information document required by the PRIIPs Regulation as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that this offering falls within one of the exceptions specified in Part 1 of Schedule 1 to the POATRs. Accordingly, there will not be a prospectus prepared or published for the purposes of the POATRs. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the POATRs or the Financial Services and Markets Act 2000 (the “FSMA”), and any offer of the Notes in the United Kingdom is made pursuant to an exemption under the POATRs or the FSMA.

This prospectus supplement and the accompanying prospectus are for distribution only to persons in the United Kingdom who are qualified investors (as defined in paragraph 15 of Schedule 1 to the POATRs) and (a) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (b) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, or (c) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This prospectus supplement and the accompanying prospectus are directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

Notice to Prospective Investors in Australia

No placement document, prospectus supplement and the accompanying prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments

Commission, in relation to this offering. This prospectus supplement and the accompanying prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the Notes may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the securities without disclosure to investors under Chapter 6D of the Corporations Act.

The Notes applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under this offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act.

Any person acquiring the Notes must observe such Australian on-sale restrictions. This prospectus supplement and the accompanying prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement and the accompanying prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Japan

The Notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended) (the “Financial Instruments and Exchange Act”) and the Notes have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to, or for the account for or the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or the account for or for the benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to Prospective Investors in Singapore

This prospectus supplement and the accompanying prospectus have not been and will not be registered as a prospectus under the Securities and Futures Act 2001 (the “SFA”) by the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than (a) to an institutional investor as defined in Section 4A of the SFA (an “Institutional Investor”) pursuant to Section 274 of the SFA, (b) to an accredited investor as defined in Section 4A of the SFA (an “Accredited Investor”) or other relevant person as defined in Section 275(2) of the SFA (a “Relevant Person”) and pursuant to Section 275(1) of the SFA, or to any person pursuant to an offer referred to in Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018 or (c) otherwise pursuant to, and in accordance with, the conditions of any other applicable exemption or provision of the SFA.

Where the Notes are subscribed for or acquired pursuant to an offer made in reliance on Section 275 of the SFA by a Relevant Person that is:

•

a corporation (which is not an Accredited Investor), the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an Accredited Investor; or

•	a trust (where the Trustee is not an Accredited Investor), the sole purpose of which is to hold investments and each beneficiary of the trust is an individual who is an Accredited Investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation, and the beneficiaries’ rights and interest (howsoever described) in that trust, shall not be transferred within six months after that corporation or that trust has subscribed for or acquired the Notes except:

•

to an Institutional Investor, or an Accredited Investor or Relevant Person, or which arises from an offer referred to in Section 275(1A) of the SFA (in the case of that corporation) or Section 276(4)(c)(ii) of the SFA (in the case of that trust);

•	where no consideration is or will be given for the transfer;

•	where the transfer is by operation of law;

•	as specified in Section 276(7) of the SFA; or

•	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Singapore Securities and Futures Act Product Classification—Solely for the purposes of obligations pursuant to Sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA), that the Notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and “Excluded Investment Products” (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Korea

Neither we nor the underwriters are making any representation with respect to the eligibility of any recipients of this document to acquire the Notes under the laws of Korea, including but without limitation the Foreign Exchange Transactions Act and the subordinate decrees and regulations thereunder (collectively, the “FETL”). The Notes have not been, and will not be, registered under the Financial Investment Services and Capital Markets Act of Korea and the decrees and regulations thereunder (the “FSCMA”). None of the Notes may be offered, sold or delivered, directly or indirectly, or offered or sold to any person for re-offering or resale or re-delivery, directly or indirectly, in Korea or to, or for the account or benefit of, any resident of Korea (as defined in the FETL) except as otherwise permitted under the applicable laws and regulations of Korea, including the FETL and the FSCMA. Furthermore, the Notes may not be resold to Korean residents unless the purchaser of the Notes complies with all applicable regulatory requirements (including but not limited to government reporting or approval requirements under the FETL) in connection with the purchase of the Notes.

Notice to Prospective Investors in Switzerland

This prospectus supplement and the accompanying prospectus are not intended to constitute an offer or solicitation to purchase or invest in the Notes. The Notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the Notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the Notes constitutes a prospectus pursuant to the FinSA or a listing prospectus within the meaning of the listing rules of the Swiss Exchange or any other regulated trading facility in Switzerland, and neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the Notes may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to Prospective Investors in Taiwan

The Notes have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”), pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in any manner which would constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or would otherwise require registration or filing with or the approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized or will be authorized to offer, sell, give advice regarding or otherwise intermediate the offering or sale of the Notes in Taiwan.

Notice to Prospective Investors in the United Arab Emirates

The Notes have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre or the Abu Dhabi Global Market) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre or the Abu Dhabi Global Market) governing the issue, offering and sale of securities. Further, this prospectus supplement and the accompanying prospectus do not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre or the Abu Dhabi Global Market) and are not intended to be a public offer. This prospectus supplement and the accompanying prospectus have not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority or the Abu Dhabi Global Market’s Financial Services Regulatory Authority (FSRA).

LEGAL MATTERS

Certain legal matters in connection with this offering of the Notes will be passed upon for us by Heather A. Humphrey, Senior Vice President, General Counsel and Corporate Secretary of Evergy, and Hunton Andrews Kurth LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Bracewell LLP, New York, New York. From time to time, Bracewell LLP acts as counsel for us and our affiliates for various matters.

At August 1, 2026, Ms. Humphrey owned beneficially a number of shares of common stock of Evergy, including restricted stock and performance shares that may be paid in shares of common stock at a later date based on Evergy’s performance, which represented less than 0.1% of the total outstanding common stock of Evergy.

EXPERTS

The financial statements of Evergy, Inc. as of December 31, 2025 and 2024, and for each of the three years in the period ended December 31, 2025, incorporated by reference in this prospectus supplement, and the effectiveness of Evergy, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are also incorporated by reference herein. Such financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

PROSPECTUS

EVERGY, INC.

Senior Debt Securities

Subordinated Debt Securities

Common Stock

Preference Stock

Depositary Shares

Warrants

Stock Purchase Contracts

Stock Purchase Units

Evergy, Inc. (“Evergy”) may offer and sell, from time to time, these securities in one or more offerings. We may offer the securities simultaneously or at different times, in one or more separate series, in amounts, at prices and on terms to be determined at or prior to the time or times of sale.

This prospectus provides you with a general description of these securities. We will provide specific information about the offerings and the terms of these securities in one or more supplements to this prospectus. The supplements may also add, update or change the information contained in this prospectus. This prospectus may not be used to offer and sell our securities unless accompanied by a prospectus supplement. You should read this prospectus and the related prospectus supplements before you invest in these securities.

The common stock of Evergy, Inc. is listed on the Nasdaq Stock Market LLC under the symbol “EVRG.”

Our principal executive offices are located at 1200 Main Street, Kansas City, Missouri 64105 and our telephone number is (816) 556-2200.

Investing in these securities involves risks. You should carefully consider the information referred to under the heading “Risk Factors” on page 5 of this prospectus.

We may offer and sell these securities through one or more underwriters, dealers or agents, or directly to purchasers, on a continuous or delayed basis. We will set forth in the related prospectus supplement the specific terms of the plan of distribution, including the name of the underwriters, dealers or agents, the discount or commission received by them from us as compensation, our other expenses for the offering and sale of these securities and the net proceeds we receive from the sale. See “Plan of Distribution.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 16, 2024.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. By using this process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings. We may offer any of the following securities: senior debt securities or subordinated debt securities, each of which may be convertible into our common stock, common stock, preference stock, depositary shares, stock purchase contracts and stock purchase units. We may also offer warrants to purchase shares of our common stock.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide you with a supplement to this prospectus that will describe the specific terms of that offering. The prospectus supplement may also add, update or change the information contained in this prospectus, including information about us. If there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement. The registration statement we filed with the SEC includes exhibits that provide more detail on descriptions of the matters discussed in this prospectus. Therefore, for a complete understanding of our securities being offered, we urge you to read carefully the registration statement (including the exhibits thereto), this prospectus and any prospectus supplement accompanying this prospectus, together with the information incorporated herein by reference under “Where You Can Find More Information,” before deciding whether to invest in any of our securities being offered.

This prospectus, any prospectus supplement and any free writing prospectus that we file with the SEC contain and incorporate by reference information that you should consider when making your investment decision. We have not, and the underwriters have not, authorized anyone to provide you with different information, and neither we nor the underwriters of any offering of securities will authorize anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, any prospectus supplement and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

Unless the context otherwise requires or as otherwise indicated, when we refer to “Evergy,” the “Company,” “we,” “us” or “our” in this prospectus or when we otherwise refer to ourselves in this prospectus, we mean Evergy, Inc. and its subsidiaries, unless the context clearly indicates otherwise. Additionally, when we refer to the Evergy Companies we mean, collectively, Evergy, Inc., Evergy Kansas Central, Inc. (“Evergy Kansas Central”) and Evergy Metro, Inc. (“Evergy Metro”).

CAUTIONARY STATEMENTS REGARDING

CERTAIN FORWARD-LOOKING INFORMATION

This prospectus and the documents incorporated or deemed incorporated by reference herein as described under the heading “Where You Can Find More Information” contain forward-looking statements that are not based on historical facts are forward-looking, may involve risks and uncertainties, and are intended to be as of the date when made. Forward-looking statements include, but are not limited to, statements relating to Evergy’s strategic plan, including, but not limited to, those related to earnings per share, dividend, operating and maintenance expense and capital investment goals; the outcome of legislative efforts and regulatory and legal proceedings; future energy demand; future power prices; plans with respect to existing and potential future generation resources; the availability and cost of generation resources and energy storage; target emissions reductions; and other matters relating to expected financial performance or affecting future operations. Forward-looking statements are often accompanied by forward-looking words such as “anticipates,” “believes,” “expects,” “estimates,” “forecasts,” “should,” “could,” “may,” “seeks,” “intends,” “proposed,” “projects,” “planned,” “target,” “outlook,” “remain confident,” “goal,” “will” or other words of similar meaning. Forward-looking statements involve risks, uncertainties and other factors that could cause actual results to differ materially from the forward-looking information.

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, we are providing a number of risks, uncertainties and other factors that could cause actual results to differ from the forward-looking information. These risks, uncertainties and other factors include, but are not limited to: economic and weather conditions and any impact on sales, prices and costs; changes in business strategy or operations; the impact of federal, state and local political, legislative, judicial and regulatory actions or developments, including deregulation, re-regulation, securitization and restructuring of the electric utility industry; decisions of regulators regarding, among other things, customer rates and the prudency of operational decisions such as capital expenditures and asset retirements; changes in applicable laws, regulations, rules, principles or practices, or the interpretations thereof, governing tax, accounting and environmental matters, including air and water quality and waste management and disposal; the impact of climate change, including increased frequency and severity of significant weather events and the extent to which counterparties are willing to do business with, finance the operations of or purchase energy from the Evergy Companies due to the fact that the Evergy Companies operate coal-fired generation; prices and availability of electricity and natural gas in wholesale markets; market perception of the energy industry and the Evergy Companies; the impact of future pandemic health events on, among other things, sales, results of operations, financial position, liquidity and cash flows, and also on operational issues, such as supply chain issues and the availability and ability of the Evergy Companies’ employees and suppliers to perform the functions that are necessary to operate the Evergy Companies; changes in the energy trading markets in which the Evergy Companies participate, including retroactive repricing of transactions by regional transmission organizations and independent system operators; financial market conditions and performance, disruptions in the banking industry, including volatility in interest rates and credit spreads and in availability and cost of capital and the effects on derivatives and hedges, nuclear decommissioning trust and pension plan assets and costs; impairments of long-lived assets or goodwill; credit ratings; inflation rates; effectiveness of risk management policies and procedures and the ability of counterparties to satisfy their contractual commitments; impact of physical and cybersecurity breaches, criminal activity, terrorist attacks, acts of war and other disruptions to the Evergy Companies’ facilities or information technology infrastructure or the facilities and infrastructure of third-party service providers on which the Evergy Companies rely; impact of geopolitical conflicts on the global energy market, including the ability to contract for non-Russian sourced uranium; ability to carry out marketing and sales plans; cost, availability, quality and timely provision of equipment, supplies, labor and fuel; impacts of tariffs; ability to achieve generation goals and the occurrence and duration of planned and unplanned generation outages; delays and cost increases of generation, transmission, distribution or other projects; the Evergy Companies’ ability to manage their transmission and distribution development plans and transmission joint ventures; the inherent risks associated with the ownership and operation of a nuclear facility, including environmental, health, safety, regulatory and financial risks; workforce risks, including those related to the Evergy Companies’ ability to attract and retain qualified personnel, maintain satisfactory relationships with their labor unions and manage costs of, or changes in, wages, retirement, health care and other benefits; disruption, costs and uncertainties caused by or related to the actions of individuals or entities, such as activist shareholders or special interest groups, that seek to influence Evergy’s strategic plan, financial results or operations; the impact of changing expectations and demands of the Evergy Companies’ customers, regulators, investors and stakeholders, including heightened emphasis on environmental, social and governance concerns; the possibility that strategic initiatives, including mergers, acquisitions and divestitures, and long-term financial plans, may not create the value that they are expected to achieve in a timely manner or at all; difficulties in maintaining relationships with customers, employees, regulators or suppliers; and other risks and uncertainties.

This list of factors is not all-inclusive because it is not possible to predict all factors. You should also carefully consider the information contained under the heading “Risk Factors” in this prospectus, any prospectus supplement, and in our other SEC filings. Additional risks and uncertainties are discussed in the Annual Report on Form 10-K for the year ended December 31, 2023 filed by Evergy with the SEC, and from time to time in current reports on Form 8-K and quarterly reports on Form 10-Q filed by Evergy with the SEC. Each forward-looking statement speaks only as of the date of the particular statement. Evergy undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

EVERGY, INC.

Evergy is a public utility holding company incorporated in 2017 and headquartered in Kansas City, Missouri. Evergy operates primarily through the following wholly-owned direct subsidiaries listed below.

•

Evergy Kansas Central is an integrated, regulated electric utility that provides electricity to customers in the state of Kansas. Evergy Kansas Central has one active wholly-owned subsidiary with significant operations, Evergy Kansas South, Inc.

•	Evergy Metro is an integrated, regulated electric utility that provides electricity to customers in the states of Missouri and Kansas.

•	Evergy Missouri West, Inc. (“Evergy Missouri West”) is an integrated, regulated electric utility that provides electricity to customers in the state of Missouri.

•

Evergy Transmission Company, LLC (“Evergy Transmission Company”) owns 13.5% of Transource Energy, LLC (“Transource”) with the remaining 86.5% owned by AEP Transmission Holding Company, LLC, a subsidiary of American Electric Power Company, Inc. Transource is focused on the development of competitive electric transmission projects. Evergy Transmission Company accounts for its investment in Transource under the equity method.

Our principal executive offices are located at 1200 Main Street, Kansas City, Missouri 64015, and our telephone number is (816) 556-2200. We maintain a website at www.evergy.com where general information about us is available. Our Internet site and the information contained therein or connected thereto are not intended to be incorporated into this prospectus and should not be considered a part of this prospectus.

RISK FACTORS

Investing in our securities involves risks. Our business is influenced by many factors that are difficult to predict, involve uncertainties that may materially affect actual results and are often beyond our control. You should carefully consider the information under the heading “Risk Factors” in:

•	any prospectus supplement relating to any securities we are offering;

•	our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 29, 2024 and incorporated by reference into this prospectus;

•

our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2024 and June 30, 2024, filed with the SEC on May  9, 2024 and August 9, 2024, respectively, and incorporated by reference into this prospectus; and

•	documents that we file with the SEC after the date of this prospectus and that are deemed incorporated by reference into this prospectus.

USE OF PROCEEDS

Unless we inform you otherwise in a supplement to this prospectus, we anticipate using any net proceeds received by us from the issuance of any of the offered securities for general corporate purposes, including, among others:

•	repayment of debt;

•	repurchase, retirement or refinancing of other securities;

•	funding of construction expenditures;

•	investments in subsidiaries; and

•	acquisitions.

Pending such uses, we may also invest the proceeds in certificates of deposit, United States government securities or certain other short-term interest-bearing securities. If we decide to use the net proceeds from a particular offering of securities for a specific purpose, we will describe that in the related prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

General

The senior debt securities and the subordinated debt securities, which we refer to collectively as the debt securities, will represent unsecured obligations of Evergy exclusively, and not the obligation of any of our subsidiaries. We may issue one or more series of debt securities directly to the public or as part of a stock purchase unit from time to time. We expect that each series of senior debt securities or subordinated debt securities will be issued as a new series of debt securities under one of two separate indentures, as each may be amended or supplemented from time to time. We will issue the senior debt securities in one or more series under the senior indenture, dated as of June 1, 2004, between Evergy and The Bank of New York Mellon Trust Company, N.A., as successor trustee (the “Trustee”), as previously amended and supplemented. We will issue the subordinated debt securities in one or more series under the subordinated indenture, dated as of May 18, 2009, between Evergy and The Bank of New York Mellon Trust Company, N.A., as trustee, as previously amended and supplemented. The senior indenture, the subordinated indenture and the form of any supplemental indenture or other instrument establishing the debt securities of a particular series are filed as exhibits to, or will be subsequently incorporated by reference in, the registration statement of which this prospectus is a part. Each indenture has been qualified under the Trust Indenture Act of 1939, as amended. The following summaries of certain provisions of the senior indenture, the subordinated indenture and the applicable debt securities do not purport to be complete and are subject to, and qualified in their entirety by, all of the provisions of the senior indenture or the subordinated indenture, as the case may be, and the applicable debt securities. We may also sell hybrid or novel securities now existing or developed in the future that combine certain features of the debt securities and other securities described in this prospectus.

We may authorize the issuance and provide for the terms of a series of debt securities by or pursuant to a resolution of our Board of Directors or any duly authorized committee thereof or pursuant to a supplemental indenture or to a company order, as described in the indentures. There will be no requirement under either the senior indenture or the subordinated indenture that our future issuances of debt securities be issued exclusively under either indenture. We will be free to employ other indentures or documentation containing provisions different from those included in either indenture or applicable to one or more issuances of senior debt securities or subordinated debt securities, as the case may be, in connection with future issuances of other debt securities. The senior indenture and the subordinated indenture will provide that the applicable debt securities will be issued in one or more series, may be issued at various times, may have differing maturity dates, may bear interest at differing rates and may have other differing terms and conditions, as described below. We need not issue all debt securities of one series at the same time and, unless otherwise provided, we may reopen a series, without the consent of the holders of the senior debt securities or the subordinated debt securities of that series, as the case may be, for issuances of additional senior debt securities or subordinated debt securities of that series, as applicable. One or more series of the debt securities may be issued with the same or various maturities at par, above par or at a discount. Debt securities bearing no interest or interest at a rate which, at the time of issuance, is below the market rate (“Original Issue Discount Securities”) will be sold at a discount (which may be substantial) below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such Original Issue Discount Securities will be described in the prospectus supplement relating thereto. Unless otherwise described in the applicable prospectus supplement, neither indenture described above will limit the aggregate amount of debt, including secured debt, we or our subsidiaries may incur. Both indentures will also permit us to merge or consolidate or to transfer our assets, subject to certain conditions (see “—Consolidation, Merger and Sale or Disposition of Assets” below).

Ranking

The debt securities will be direct unsecured obligations of Evergy, Inc. exclusively, and not the obligation of any of our subsidiaries. The senior debt securities will rank equally with all of Evergy’s unsecured and unsubordinated debt and the subordinated debt securities will be junior in right of payment to our Senior

Indebtedness (including senior debt securities), as described under the heading “—Subordination.” At June 30, 2024, Evergy had approximately $3,746.0 million of outstanding Senior Indebtedness (as defined below) (including guarantees of $746.0 million of Evergy Missouri West indebtedness).

Evergy is a holding company that derives substantially all of its income from its operating subsidiaries. As a result, our cash flows and consequent ability to service our debt, including the debt securities, are dependent upon the earnings of our subsidiaries and distribution of those earnings to us and other payments or distributions of funds by our subsidiaries to us, including payments of principal and interest under intercompany indebtedness. Our operating subsidiaries are separate and distinct legal entities and will have no obligation, contingent or otherwise, to pay any dividends or make any other distributions (except for payments required pursuant to the terms of intercompany indebtedness) to us or to otherwise pay amounts due with respect to the debt securities or to make specific funds available for such payments. Furthermore, except to the extent we have a priority or equal claim against our subsidiaries as a creditor, the debt securities will be structurally subordinated to debt at the subsidiary level because, as the common shareholder of our subsidiaries, we will be subject to the prior claims of creditors of our subsidiaries. At June 30, 2024, our subsidiaries had approximately $10,442.0 million of aggregate outstanding debt (including debt guaranteed by Evergy).

Provisions of a Particular Series

The prospectus supplement applicable to each issuance of debt securities will specify, among other things:

•	the title and any limitation on aggregate principal amount of the debt securities;

•	the original issue date of the debt securities;

•	the date or dates on which the principal of any of the debt securities is payable;

•	the fixed or variable interest rate or rates, or method of calculation of such rate or rates, for the debt securities, and the date from which interest will accrue;

•	the terms, if any, regarding the optional or mandatory redemption of any debt securities, including the redemption date or dates, if any, and the price or prices applicable to such redemption;

•	the denominations in which such debt securities will be issuable;

•	the period or periods within which, the price or prices at which and the terms and conditions upon which any debt securities may be repaid, in whole or in part, at the option of the holder thereof;

•

our obligation, if any, to redeem, purchase, or repay the debt securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof and the period or periods within which, the price or prices at which, and the terms and conditions upon which the debt securities shall be redeemed, purchased, or repaid pursuant to such obligation;

•	whether the debt securities are to be issued in whole or in part in the form of one of more global securities and, if so, the identity of the depository for such global security or global securities;

•	the place or places where the principal of, and premium, if any, and interest on, the debt securities shall be payable;

•	any addition, deletion or modification to the events of default applicable to that series of debt securities and the covenants for the benefit of the holders of that series;

•	any restrictions on the declaration of dividends or the requirement to maintain certain asset ratios or the creation and maintenance of reserves;

•	any remarketing features of the debt securities;

•	any collateral, security, assurance, or guarantee for the debt securities;

•	if other than the principal amount thereof, the portion of the principal amount of the debt securities payable upon declaration of acceleration of the maturity of the debt securities;

•	the securities exchange(s), if any, on which the debt securities will be listed;

•	the terms, if any, pursuant to which debt securities may be converted into or exchanged for shares of our capital stock or other securities;

•	any interest deferral or extension provisions;

•	the applicability of or any change in the subordination provisions for a series of debt securities;

•	the terms of any warrants we may issue to purchase debt securities; and

•	any other terms of the debt securities not inconsistent with the provisions of the applicable indenture.

Subordination

The subordinated debt securities will be subordinate and junior in right of payment to all of our Senior Indebtedness, as defined below.

In the event:

•	of any bankruptcy, insolvency, receivership or other similar proceedings or any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary, of Evergy;

•

that a default shall have occurred with respect to the payment of principal of or interest on or other monetary amounts due and payable on any Senior Indebtedness, and such default continues beyond any applicable grace period and shall not have been cured, waived or ceased to exist; or

•

any other default has occurred and continues without cure or waiver (after the expiration of any applicable grace period) pursuant to which the holders of Senior Indebtedness are permitted to accelerate the maturity of such Senior Indebtedness, then all Senior Indebtedness must be paid, or provision for such payment be made, in full before the holders of the subordinated debt securities are entitled to receive or retain any payment (including redemption and sinking fund payments).

In addition, upon the maturity of the principal of any Senior Indebtedness by lapse of time, acceleration or otherwise, all matured principal of, and premium, if any, and interest, on such Senior Indebtedness, must be paid in full before any payment of principal of, or premium, if any, or interest on, the subordinated debt securities may be made or before any subordinated debt securities can be acquired by Evergy.

Upon the payment in full of all Senior Indebtedness, the rights of the holders of the subordinated debt securities will be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions applicable to Senior Indebtedness until all amounts owing on the subordinated debt securities are paid in full. If provided in the applicable prospectus supplement, limited subordination periods may apply in the event of non-payment defaults relating to Senior Indebtedness in situations where there has not been an acceleration of Senior Indebtedness.

As defined in the subordinated indenture, the term “Senior Indebtedness” means:

(1) obligations (other than non-recourse obligations, the indebtedness issued under, and subject to the subordination provisions of, the subordinated indenture and other obligations which are either effectively by their terms or expressly made subordinate to or pari passu with the subordinated debt securities) of, or guaranteed (except to the extent our payment obligations under any such guarantee are effectively by their terms or expressly made subordinate to or pari passu with the subordinated debt securities) or assumed by, us for:

•

borrowed money (including both senior and subordinated indebtedness for borrowed money (other than the subordinated debt securities and other indebtedness which is effectively by its terms or expressly made subordinate to or pari passu with the subordinated debt securities)); or

•	the payment of money relating to any lease which is capitalized on our balance sheet in accordance with generally accepted accounting principles as in effect from time to time; or

(2) indebtedness evidenced by bonds, debentures, notes or other similar instruments issued or assumed by us (other than such instruments that are effectively by their terms or expressly made subordinate to or pari passu with the subordinated debt securities), and in each case, amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligations with Senior Indebtedness, whether existing as of the date of the subordinated indenture or subsequently incurred by us.

However, trade accounts payable and accrued liabilities arising in the ordinary course of business will not be Senior Indebtedness.

The subordinated indenture will not limit the aggregate amount of Senior Indebtedness that we may issue. At June 30, 2024, the outstanding Senior Indebtedness of Evergy totaled approximately $3,746.0 million (including guarantees of $746.0 million of Evergy Missouri West indebtedness).

Registration, Transfer and Exchange

Unless otherwise indicated in the applicable prospectus supplement, each series of debt securities will initially be issued in the form of one or more global securities, in registered form, without coupons, as described under “Book-Entry System.” The global securities will be registered in the name of a depository, or its nominee, and deposited with, or on behalf of, the depository. Except in the circumstances described under “Book-Entry System,” owners of beneficial interests in a global security will not be entitled to have debt securities registered in their names, will not receive or be entitled to receive physical delivery of any debt securities and will not be considered the registered holders thereof under the applicable indenture.

Debt securities of any series will be exchangeable for other debt securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Subject to the terms of the applicable indenture and the limitations applicable to global securities, debt securities may be presented for exchange or registration of transfer duly endorsed or accompanied by a duly executed instrument of transfer at the office of any transfer agent we may designate for such purpose, without service charge but upon payment of any taxes and other governmental charges, and upon satisfaction of such other reasonable requirements as are described in the applicable indenture.

Unless otherwise indicated in the applicable prospectus supplement, the transfer agent will be the trustee under the applicable indenture. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

Payment and Paying Agents

Principal of, and premium, if any, and interest, on debt securities issued in the form of global securities will be paid in the manner described under “Book-Entry System” or as otherwise set forth in the applicable prospectus supplement.

Unless otherwise indicated in the applicable prospectus supplement, the principal of and any premium and interest on debt securities of a particular series in the form of certificated securities will be payable at the office of the applicable trustee or at the authorized office of any paying agent or paying agents upon presentation and surrender of such debt securities. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series. Unless otherwise indicated in the applicable prospectus supplement, interest on the debt securities of a particular series, other than interest at maturity, that are in the form of certificated securities will be paid by check payable in clearinghouse funds mailed to the person entitled thereto at such person’s address as it appears on the register for such debt securities maintained by the applicable trustee. All monies we pay to a trustee or a paying agent for the payment of the principal of, and premium or interest, if any, on, any debt security which remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to us, and the holder of such debt security thereafter may look only to us for payment thereof. However, any such payment shall be subject to escheat pursuant to state abandoned property laws.

Redemption

Any terms for the optional or mandatory redemption of the debt securities will be set forth in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, debt securities that are redeemable by us will be redeemable only upon notice by mail not less than 30 nor more than 60 days prior to the date fixed for redemption, and, if less than all the debt securities of a series are to be redeemed, the particular debt securities to be redeemed will be selected by such method as shall be provided for any particular series, or in the absence of any such provision, by the trustee in such manner as it shall deem fair and appropriate.

Any notice of redemption at our option may state that such redemption will be conditional upon receipt by the trustee or the paying agent or agents, on or prior to the dated fixed for such redemption, of money sufficient to pay the principal of, and premium, if any, and interest on, such debt securities and that if such money has not been so received, such notice will be of no force and effect and we will not be required to redeem such debt securities.

Consolidation, Merger and Sale or Disposition of Assets

We may, without the consent of the holders of any debt securities, consolidate with or merge into any other corporation or sell, transfer or otherwise dispose of our properties as or substantially as an entirety to any person, provided that:

•

the successor or transferee corporation or the person which receives such properties pursuant to such sale, transfer or other disposition is a corporation or person organized and existing under the laws of the United States of America, any state thereof or the District of Columbia;

•

the successor or transferee corporation or the person which receives such properties pursuant to such sale, transfer or other disposition assumes by supplemental indenture the due and punctual payment of the principal of and premium and interest, if any, on all the debt securities outstanding under each indenture and the performance of every covenant of each indenture to be performed or observed by us;

•	we have delivered to the trustee for such debt securities an officer’s certificate and an opinion of counsel as will be provided in each of the indentures; and

•

immediately after giving effect to the transaction, no event of default (see “—Events of Default” below) or event that, after notice or lapse of time, or both, would become an event of default, shall have occurred and be continuing.

Upon any such consolidation, merger, sale, transfer or other disposition of our properties (except transfers related to a lease of our properties) as or substantially as an entirety, the successor corporation formed by such consolidation or into which we are merged or the person to which such sale, transfer or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, us under the applicable indenture with the same effect as if such successor corporation or person had been named as us therein, and we will be released from all obligations under the applicable indenture.

Modification

Without the consent of any holder of debt securities, the trustee for such debt securities and we may enter into one or more supplemental indentures for any of the following purposes:

•

to supply omissions, cure any ambiguity or inconsistency or correct or supplement any defective or inconsistent provision, which actions, in each case, are not inconsistent with the applicable indenture or prejudicial to the interests of the holders of debt securities of any series in any material respect;

•

to change or eliminate any provision of the applicable indenture, provided that any such change or elimination will become effective with respect to such series only when there is no debt security of such series outstanding created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision, or such change or elimination is applicable only to debt securities of such series issued after the effective date of such change or elimination;

•	to establish the form or terms of debt securities of any series as permitted by the applicable indenture;

•	to evidence the assumption of our covenants in the applicable indenture and the debt securities by any permitted successor;

•	to grant to or confer upon the trustee for any debt securities, for the benefit of the holders of such debt securities, any additional rights, remedies, powers or authority;

•	to permit the trustee for any debt securities to comply with any duties imposed upon it by law;

•

to specify further the duties and responsibilities of, and to define further the relationship among, the trustee for any debt securities, any authenticating agent and any paying agent, and to evidence the succession of a successor trustee as permitted under the applicable indenture;

•

in the case of the subordinated indenture and in connection with the appointment of a successor trustee with respect to the debt securities of one or more (but not all) series, to add to or change any provisions of the subordinated indenture as shall be necessary to provide for or facilitate the administration of the trusts thereunder by more than one trustee pursuant to the subordinated indenture;

•

to add to our covenants for the benefit of the holders of all or any series of outstanding debt securities, to add to the security of all debt securities, to surrender any right or power conferred upon us by the applicable indenture or to add any additional events of default with respect to all or any series of outstanding debt securities; and

•	to make any other change that is not prejudicial to the holders of any debt securities.

The senior indenture provides that, except as provided above, the consent of the holders of a majority in aggregate principal amount of the senior debt securities of all series then outstanding, considered as one class, is required for the purpose of adding any provisions to, or changing in any manner, or eliminating any of the provisions of, the senior indenture pursuant to one or more supplemental indentures or of modifying or waiving in any manner the rights of the holders of the senior debt securities; provided, however, that if less than all of the series of senior debt securities outstanding are directly affected by a proposed supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of the outstanding senior debt securities of all series so directly affected, considered as one class, will be required.

The subordinated indenture provides that, except as provided above, the consent of the holders of (i) a majority in aggregate principal amount of debt securities of all series then outstanding under the subordinated indenture that are subject to the subordination provision of the subordinated indenture, considered as one class and (ii) a majority in aggregate principal amount of debt securities of all series then outstanding under the subordinated indenture that are not subject to the subordination provision of the subordinated indenture, considered as one class, is required for the purpose of adding any provisions to, or changing in any manner, or eliminating any of the provisions of, the subordinated indenture pursuant to one or more supplemental indentures or of modifying or waiving in any manner the rights of the holders of the debt securities issued under the subordinated indenture; provided, however, that if less than all series of debt securities outstanding under the subordinated indenture are directly affected by a proposed supplemental indenture, then the consent only of the holders of (i) a majority in aggregate principal amount of outstanding debt securities issued under the subordinated indenture of all series so directly affected that are subject to the subordination provisions of the subordinated indenture, considered as one class, and (ii) a majority in aggregate principal amount of outstanding debt securities issued under the subordinated indenture of all series so directly affected that are not subject to the subordination provisions of the subordinated indenture, considered as one class, will be required.

Notwithstanding the foregoing, no such amendment or modification may, without the consent of each holder of outstanding debt securities affected thereby:

•	change the maturity date of the principal of any debt security;

•	reduce the principal amount of, or premium payable on, any debt security;

•	reduce the rate of interest or change the method of calculating such rate, or extend the time of payment of interest, on any debt security;

•	change the coin or currency of any payment of principal of, or any premium or interest on, any debt security;

•	change the date on which any debt security may be redeemed;

•	adversely affect the rights of a holder to institute suit for the enforcement of any payment of principal of or any premium or interest on any debt security; or

•	modify the foregoing requirements or reduce the percentage of outstanding debt securities necessary to modify or amend the applicable indenture or to waive events of default.

A supplemental indenture which changes or eliminates any covenant or other provision of the applicable indenture or any other supplemental indenture which has expressly been included solely for the benefit of one or more series of debt securities, or which modifies the rights of the holders of debt securities of such series with respect to such covenant or provision, will be deemed not to affect the rights under the applicable indenture of the holders of the debt securities of any other series.

Events of Default

Unless specifically deleted in a supplemental indenture or company order under which a series of debt securities is issued, or modified in any such supplemental indenture or company order, each of the following will constitute an event of default under the senior indenture or the subordinated indenture with respect to senior debt securities or subordinated debt securities, as the case may be, of any series:

•	failure to pay principal of or premium, if any, on any debt security of such series, as the case may be, within one day after the same becomes due and payable;

•	failure to pay interest on the debt securities of such series within 30 days after the same becomes due and payable;

•

failure to observe or perform any of our other covenants or agreements in the applicable indenture (other than a covenant or agreement solely for the benefit of one or more series of debt securities other than such series) for 60 days after written notice to us by the trustee or to us and the trustee by the holders of at least 33% in aggregate principal amount of the outstanding debt securities of such series;

•	certain events of bankruptcy, insolvency, reorganization, assignment or receivership; or

•	any other event of default specified in the applicable prospectus supplement with respect to debt securities of a particular series.

Additional events of default with respect to a particular series of debt securities may be specified in a supplemental indenture or resolution of the Board of Directors establishing that series.

No event of default with respect to the debt securities of a particular series necessarily constitutes an event of default with respect to the debt securities of any other series issued under the applicable indenture.

If an event of default with respect to any series of debt securities occurs and is continuing, then either the trustee for such series or the holders of a majority in aggregate principal amount of the outstanding debt securities of such series, by notice in writing, may declare the principal amount of and interest on all of the debt securities of such series to be due and payable immediately; provided, however, that if an event of default occurs and is continuing with respect to more than one series of debt securities under a particular indenture, the trustee for such series or the holders of a majority in aggregate principal amount of the outstanding debt securities of all such series, considered as one class, may make such declaration of acceleration and not the holders of the debt securities of any one of such series.

At any time after an acceleration with respect to the debt securities of any series has been declared, but before a judgment or decree for the payment of the money due has been obtained, the event or events of default giving rise to such acceleration will be waived, and the acceleration will be rescinded and annulled, if:

•

we pay or deposit with the trustee for such series a sum sufficient to pay all matured installments of interest on all debt securities of such series, the principal of and premium, if any, on the debt securities of such series which have become due otherwise than by acceleration and interest thereon at the rate or rates specified in such debt securities, interest upon overdue installments of interest at the rate or rates specified in such debt securities, to the extent that payment of such interest is lawful, and all amounts due to the trustee for such series under the applicable indenture; and

•

any other event or events of default with respect to the debt securities of such series, other than the nonpayment of the principal of and accrued interest on the debt securities of such series which has become due solely by such acceleration, have been cured or waived as provided in the applicable indenture.

However, no such waiver or rescission and annulment shall extend to or shall affect any subsequent default or impair any related right.

Subject to the provisions of the applicable indenture relating to the duties of the trustee in case an event of default shall occur and be continuing, the trustee generally will be under no obligation to exercise any of its rights or powers under the applicable indenture at the request or direction of any of the holders unless such holders have offered to the trustee reasonable security or indemnity satisfactory to it. Subject to such provisions for the indemnification of the trustee and certain other limitations contained in the applicable indenture, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred on the trustee, with respect to the debt securities of that series; provided, however, that if an event of default occurs and is continuing with respect to more than one series of debt securities, the holders of a majority in aggregate principal amount of the outstanding debt securities of all those series, considered as one class, will have the right to make such direction, and not the holders of the debt securities of any one series. Any direction provided by the holders shall not be in conflict with any rule of law or with the senior indenture or the subordinated indenture, as the case may be, and will not involve the trustee in personal liability in circumstances where reasonable indemnity would not, in the trustee’s sole discretion, be adequate and the trustee may take any other action it deems proper that is not inconsistent with such direction.

The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive any past default or event of default under the applicable indenture on behalf of all holders of debt securities of that series with respect to the debt securities of that series, except a default in the payment of principal of or any premium or interest on such debt securities. No holder of debt securities of any series may institute any proceeding with respect to the applicable indenture, or for the appointment of a receiver or a trustee, or for any other remedy, unless such holder has previously given to the trustee for such series written notice of a continuing event of default with respect to the debt securities of such series, the holders of a majority in aggregate principal amount of the outstanding debt securities of all series in respect of which an event of default has occurred and is continuing, considered as one class, have made written request to the trustee for such series to institute such proceeding and have offered reasonable indemnity, and the trustee for such series has failed to institute such proceeding within 60 days after such notice, request and offer. Furthermore, no holder of debt securities of any series will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of other holders of those debt securities.

Notwithstanding the foregoing, each holder of debt securities of any series has the right, which is absolute and unconditional, to receive payment of the principal of and premium and interest, if any, on such debt securities when due and to institute suit for the enforcement of any such payment, and such rights may not be impaired without the consent of that holder of debt securities.

The trustee, within 90 days after the occurrence of a default actually known to the trustee with respect to the debt securities of any series, is required to give the holders of the debt securities of that series notice of such default, unless cured or waived, but, except in the case of default in the payment of principal of, or premium, if any, or interest on, the debt securities of that series, the trustee may withhold such notice if it determines in good faith that it is in the interest of such holders to do so. We will be required to deliver to the applicable trustee for the debt securities each year a certificate as to whether or not, to the knowledge of the officers signing such certificate, we are in compliance with all conditions and covenants under the applicable indenture, determined without regard to any period of grace or requirement of notice under such indenture.

Conversion Rights

Any resolution of the Board of Directors or supplemental indenture establishing a series of debt securities may provide for conversion rights. We will describe in the applicable prospectus supplement the particular terms and conditions, if any, on which debt securities may be convertible into other securities. These terms will include the conversion rate, the conversion period, provisions as to whether conversion will be at our option or the option of the holder, events requiring an adjustment of the conversion rate and provisions affecting conversion in the event of the redemption of the debt securities. If we issue convertible debt securities, we will need to supplement the indenture to add applicable provisions regarding conversion.

Defeasance

Unless the applicable prospectus supplement states otherwise, we may elect either:

(1) to defease and be discharged from any and all obligations in respect of the debt securities of any series then outstanding under the applicable indenture (except for certain obligations to register the transfer or exchange of the debt securities of such series, replace stolen, lost or mutilated debt securities, maintain paying agencies and hold monies for payment in trust); or

(2) to be released from the obligations of the senior indenture with respect to the senior debt securities of any series or the subordinated indenture with respect to the subordinated debt securities of any series under any covenants applicable to the debt securities of such series which are subject to covenant defeasance as described in the applicable indenture, supplemental indenture or other instrument establishing such series.

In the case of either clause (1) or (2), the following conditions, among others, must be met:

•

we will be required to deposit, in trust, with the applicable trustee money or U.S. government obligations, which through the payment of interest on those obligations and principal of those obligations in accordance with their terms will provide money, in an amount sufficient (in the opinion of a nationally recognized firm of independent accountants, certified to the applicable trustee in writing), without reinvestment, to pay all the principal of, and premium, if any, and interest on the debt securities of such series on the dates payments are due (which may include one or more redemption dates designated by us);

•

no event of default or event which with the giving of notice or lapse of time, or both, would become an event of default under the applicable indenture must have occurred and be continuing on the date of the deposit, and 91 days must have passed after the deposit has been made and, during that period, certain events of default must not have occurred and be continuing as of the end of that period;

•	the deposit must not cause the applicable trustee to have any conflicting interest with respect to our other securities;

•

we must have delivered an opinion of counsel to the effect that the holders will not recognize income, gain or loss for federal income tax purposes (and, in the case of paragraph (1) above, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law) as a result of the deposit or defeasance and will be subject to federal income tax in the same amounts, in the same manner and at the same times as if the deposit and defeasance had not occurred; and

•	we must have delivered an officer’s certificate and an opinion of counsel to the trustee as provided in the applicable indenture.

We may exercise our defeasance option under paragraph (1) above with respect to debt securities of any series notwithstanding our prior exercise of our covenant defeasance option under paragraph (2) above. If we exercise our defeasance option under paragraph (1) above for debt securities of any series, payment of the debt securities of such series may not be accelerated because of a subsequent event of default. If we exercise our covenant defeasance option for debt securities of any series, payment of the debt securities of such series may not be accelerated by reference to a subsequent breach of any of the covenants noted under paragraph (2) above. In the event we fail to comply with our remaining obligations with respect to the debt securities of any series under the applicable indenture after exercising our covenant defeasance option and the debt securities of such series are declared due and payable because of the subsequent occurrence of any event of default, the amount of money and U.S. government obligations on deposit with the applicable trustee may be insufficient to pay amounts due on the debt securities of such series at the time of the acceleration resulting from that event of default. However, we will remain liable for those payments.

Resignation or Removal of Trustee

The trustee may resign at any time upon written notice to us specifying the day upon which the resignation is to take effect and such resignation will take effect immediately upon the later of the appointment of a successor trustee and such specified day. The trustee may be removed at any time with respect to debt securities of any series by an instrument or concurrent instruments in writing filed with the trustee and signed by the holders, or their attorneys-in-fact, of a majority in aggregate principal amount of that series of debt securities then outstanding. In addition, so long as no event of default or event which, with the giving of notice or lapse of time or both, would become an event of default has occurred and is continuing, we may remove the trustee upon notice to the holder of each debt security outstanding and the trustee, and appointment of a successor trustee.

Concerning the Trustee for Senior Debt Securities and the Subordinated Debt Securities

We and our affiliates maintain corporate trust and other banking relationships with The Bank of New York Mellon Trust Company, N.A. and its affiliates.

Governing Law

The senior indenture is, and any senior debt securities will be, governed by New York law. The subordinated indenture is, and any subordinated debt securities will be, governed by New York law.

DESCRIPTION OF COMMON STOCK

The following descriptions of our common stock and the relevant provisions of our Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) and Amended and Restated By-laws (the “By-laws”) are summaries and are qualified by references to the Articles of Incorporation and the By-laws that have been previously filed with the SEC and are exhibits to this registration statement, of which this prospectus is a part, as well as the applicable General and Business Corporation Law of Missouri.

General

Under the Articles of Incorporation, we are authorized to issue 612,000,000 shares of stock, divided into classes as follows:

•	12,000,000 shares of preference stock without par value; and

•	600,000,000 shares of common stock without par value.

As of June 30, 2024, 229,954,524 shares of common stock were outstanding. No shares of our preference stock are currently outstanding but such shares may be issued from time to time in accordance with the Articles of Incorporation. The voting powers, designations, preferences, rights and qualifications, limitations, or restrictions of any series of preference stock are set by our Board of Directors when it is issued.

Dividend Rights and Limitations

The holders of our common stock are entitled to receive such dividends as our Board of Directors may from time to time declare, subject to any rights of the holders of our preference stock. Our ability to pay dividends depends primarily upon the ability of our subsidiaries to pay dividends or otherwise transfer funds to us.

Voting Rights

Except as otherwise provided by law and subject to the voting rights of any outstanding preference stock, the holders of our common stock are entitled to one vote for each share on all matters voted on by shareholders, including the election of directors. The holders of our common stock are not entitled to cumulative voting of their shares in the election of directors. Directors are to be elected by a majority of the votes cast by the holders of common stock entitled to vote and present in person or represented by proxy.

Liquidation Rights

In the event of any dissolution or liquidation of Evergy, after there shall have been paid to or set aside for the holders of shares of any outstanding preference stock the full preferential amounts to which they are entitled, the holders of outstanding shares of common stock shall be entitled to receive pro rata, according to the number of shares held by each, the remaining assets available for distribution.

Miscellaneous

The outstanding shares of common stock are, and the shares of common stock sold hereunder will be upon payment for them, fully paid and nonassessable. The holders of our common stock are not entitled to any preemptive or preferential rights to subscribe for or purchase any part of any new or additional issue of stock or securities convertible into stock. Our common stock does not contain any sinking fund provisions, redemption provisions or conversion rights.

Transfer Agent and Registrar

Computershare Trust Company, N.A. acts as transfer agent and registrar for our common stock.

Business Combinations

The affirmative vote of the holders of at least 80% of the outstanding shares of common stock is required for the approval or authorization of certain business combinations with interested shareholders; provided, however, that such 80% voting requirement shall not be applicable if:

•	the business combination shall have been approved by a majority of the continuing directors; or

•

the cash or the fair market value of the property, securities, or other consideration to be received per share by holders of the common stock in such business combination is not less than the highest per share price paid by or on behalf of the interested shareholder for any shares of common stock during the five-year period preceding the announcement of the business combination.

Listing

The common stock of Evergy is listed on the Nasdaq Stock Market LLC under the symbol “EVRG.”

DESCRIPTION OF PREFERENCE STOCK

The following descriptions of our preference stock and the relevant provisions of the Articles of Incorporation are summaries and are qualified by references to the Articles of Incorporation that have been previously filed with the SEC and are exhibits to this registration statement, of which this prospectus is a part. As described above, Evergy’s authorized capital stock consists of 12,000,000 shares of preference stock without par value and (ii) the common stock described above under “Description of Common Stock.”

As of the date of this prospectus, there were no shares of preference stock outstanding but such shares may be issued from time to time in accordance with the Articles of Incorporation. The voting powers, designations, preferences, rights and qualifications, limitations, or restrictions of any series of preference stock are set by our Board of Directors when it is issued.

Shares of preference stock of different series may, subject to any applicable provisions of law, vary with respect to the following terms:

•	the distinctive designation of such series and the number of shares of such series;

•

the rate or rates at which shares of such series shall be entitled to receive dividends, the conditions upon, and the times of payment of such dividends, the relationship and preference, if any, of such dividends to dividends payable on any other class or classes or any other series of stock, and whether such dividends shall be cumulative or noncumulative, and, if cumulative, the date or dates from which such dividends shall be cumulative;

•

the right, if any, to exchange or convert the shares of such series into shares of any other class or classes, or of any other series of the same or any other class or classes of stock of Evergy, and if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and the adjustments, if any, at which such conversion or exchange may be made;

•	if shares of such series are subject to redemption, the time or times and the price or prices at which, at the terms and conditions on which, such shares shall be redeemable;

•	the preference of the shares of such series as to both dividends and assets in the event of any voluntary or involuntary liquidation or dissolution or winding up or distribution of assets of Evergy;

•

the obligation, if any, of Evergy to purchase, redeem or retire shares of such series and/or maintain a fund for such purposes, and the amount or amounts to be payable from time to time for such purpose or into such fund, the number of shares to be purchased, redeemed or retired, and the other terms and conditions of any such obligation;

•

the voting rights, if any, full or limited, to be given the shares of such series, including without limiting the generality of the foregoing, the right, if any, as a series or in conjunction with other series or classes, to elect one or more members of the Board of Directors either generally or at certain specified times or under certain circumstances, and restrictions, if any, on particular corporate acts without a specified vote or consent of holders of such shares (such as, among others, restrictions on modifying the terms of such series of preference stock, authorizing or issuing additional shares of preference stock or creating any additional shares of preference stock or creating any class of stock ranking prior to or on a parity with the preference stock as to dividends or assets); and

•	any other preferences, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof.

DESCRIPTION OF DEPOSITARY SHARES

We may issue depositary shares representing fractional interests in shares of our preference stock of any series. In connection with the issuance of any depositary shares, we will enter into a deposit agreement with a depositary. The following description sets forth certain general terms and provisions of the depositary shares to which any prospectus supplement may relate. The particular terms of the depositary shares to which any prospectus supplement may relate and the extent, if any, to which the general terms and provisions may apply to the depositary shares so offered will be described in the applicable prospectus supplement. To the extent that any particular terms of the depositary shares, deposit agreements and depositary receipts described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superseded by that prospectus supplement. We encourage you to read the applicable deposit agreement and depositary receipts for additional information before you decide whether to purchase any of our depositary shares.

In connection with the issuance of any depositary shares, we will enter into a deposit agreement with a bank or trust company, as depositary, which will be named in the applicable prospectus supplement. Depositary shares will be evidenced by depositary receipts issued pursuant to the related deposit agreement. Immediately following our issuance of the security related to the depositary shares, we will deposit the shares of our preference stock with the relevant depositary and will cause the depositary to issue, on our behalf, the related depositary receipts. Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest in the share of preference stock represented by the related depositary share, to all the rights, preferences and privileges of, and will be subject to all of the limitations and restrictions on, the preference stock represented by the depositary receipt (including, if applicable, dividend, voting, conversion, exchange, redemption, sinking fund, subscription and liquidation rights). To the extent appropriate, the applicable prospectus supplement will describe the specific terms of the depositary shares offered thereby. The terms of any offered depositary shares will be described in a supplement to this prospectus.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND

STOCK PURCHASE UNITS OR WARRANTS FOR STOCK

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, shares of our common stock at a future date or dates. We may fix the price and the number of shares of common stock subject to the stock purchase contract at the time we issue the stock purchase contracts or we may provide that the price and number of shares of common stock will be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units, often known as stock purchase units, consisting of a stock purchase contract and:

•	our senior debt securities or subordinated debt securities or our preference shares; or

•	debt obligations of third parties, including U.S. treasury securities,

securing the holders’ obligations to purchase the common stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and these payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations under those contracts in a specified manner and, in certain circumstances, we may deliver newly issued prepaid stock purchase contracts, often known as prepaid securities, upon release to a holder of any collateral securing such holder’s obligation under the original stock purchase contract.

The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units, including, if applicable, collateral or depositary arrangements. The description in the applicable prospectus supplement will not contain all of the information you may find useful and reference will be made to the stock purchase contracts or stock purchase units and, if applicable, the collateral or depository arrangement relating to the stock purchase contracts or stock purchase units.

We may also issue warrants to purchase our common stock with the terms of such warrants and any related warrant agreement between us and a warrant agent being described in a prospectus supplement.

BOOK-ENTRY SYSTEM

Unless otherwise indicated in the applicable prospectus supplement, each series of debt securities, warrants for stock, stock purchase contracts and stock purchase units will initially be issued in the form of one or more global securities, in registered form, without coupons. The global securities will be deposited with, or on behalf of, the depository, and registered in the name of the depository or a nominee of the depository. Unless otherwise indicated in the applicable prospectus supplement, the depository for any global securities will be The Depository Trust Company, or DTC.

So long as the depository, or its nominee, is the registered owner of a global security, such depository or such nominee, as the case may be, will be considered the owner of such global security for all purposes under the applicable indenture, including for any notices and voting. Except in limited circumstances, the owners of beneficial interests in a global security will not be entitled to have securities registered in their names, will not receive or be entitled to receive physical delivery of any such securities and will not be considered the registered holder thereof under the applicable indenture, warrant agreement, purchase contract or unit agreement. Accordingly, each person holding a beneficial interest in a global security must rely on the procedures of the depository and, if such person is not a direct participant, on procedures of the direct participant through which such person holds its interest, to exercise any of the rights of a registered owner of such security.

Except as otherwise provided in any applicable prospectus supplement, global securities may be exchanged in whole for certificated securities only if the depository notifies us that it is unwilling or unable to continue as depository for the global securities or the depository has ceased to be a clearing agency registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in either case, we thereupon fail to appoint a successor depository within 90 days. We may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository), subject to DTC’s or such successor’s procedures, as the case may be.

In any such case, we have agreed to notify the applicable trustee, warrant agent, unit agent or other relevant agent of ours in writing that, upon surrender by the direct participants and indirect participants of their interest in such global securities, certificated securities representing the applicable securities will be issued to each person that such direct participants and indirect participants and the depository identify as being the beneficial owner of such securities.

The following is based solely on information furnished by DTC:

DTC will act as depository for the global securities. The global securities will be issued as fully-registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully-registered global security certificate will be issued for each issue of the global securities, each in the aggregate principal amount of such issue, and will be deposited with DTC. If, however, the aggregate principal amount of any issue of a series of debt securities exceeds $500 million, one certificate will be issued with respect to each $500 million of principal amount, and an additional certificate will be issued with respect to any remaining principal amount of such series. DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for securities that its direct participants deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates.

Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository

Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly, which are referred to as indirect participants and, together with the direct participants, the participants. The DTC rules applicable its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com. The contents of such website do not constitute part of this prospectus.

Purchases of global securities under the DTC system must be made by or through direct participants, who will receive a credit for the global securities on DTC’s records. The ownership interest of each actual purchaser of each global security, or beneficial owner, is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners, however, are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the global securities are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities, except in the event that use of the book-entry system for the global securities is discontinued.

To facilitate subsequent transfers, all global securities deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of global securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the global securities; DTC’s records reflect only the identity of the direct participants to whose accounts such global securities are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners of global securities may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the global securities, such as redemptions, tenders, defaults, and proposed amendments to the security documents. For example, beneficial owners of global securities may wish to ascertain that the nominee holding the global securities for their benefit has agreed to obtain and transmit notices to beneficial owners. In the alternative, beneficial owners may wish to provide their names and addresses to the registrar and request that copies of the notices be provided directly to them.

If the global securities are redeemable, redemption notices shall be sent to DTC. If less than all of the global securities are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the global securities unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the global securities are credited on the record date, identified in a listing attached to the omnibus proxy.

Principal, interest and premium payments, if any, on debt securities, and any payments to holders with respect to warrants for stock, stock purchase contracts or stock purchase units, in each case, represented by global securities, will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the trustee for such securities, on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, the trustee for such securities, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and interest on debt securities, and any payments to holders with respect to warrants for stock, stock purchase contracts or stock purchase units, in each case, represented by global securities, to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the appropriate trustee, warrant agent, other relevant agent of ours and us. Disbursement of such payments to direct participants shall be the responsibility of DTC, and disbursement of such payments to the beneficial owners shall be the responsibility of the participants.

DTC may discontinue providing its services as depository with respect to the global securities at any time by giving reasonable notice to us or the applicable trustee, warrant agent or other relevant agent of ours. Under such circumstances, in the event that a successor depository is not obtained, securities certificates will be required to be printed and delivered to the holders of record. Additionally, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository) with respect to the global securities.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources, including DTC, that we believe to be reliable, but we take no responsibility for the accuracy thereof.

The underwriters, dealers or agents of any of the securities may be direct participants of DTC.

None of the trustees, warrant agent, us or other relevant agent of ours for payment on or registration of transfer or exchange of any global security will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in such global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

PLAN OF DISTRIBUTION

We may sell the securities in one or more of the following ways from time to time: (i) to underwriters for resale to the public or to institutional investors; (ii) directly to institutional investors; or (iii) through dealers or agents to the public or to institutional investors. The prospectus supplement with respect to each series of securities will set forth the specific terms of the offering of such securities, including the name or names of any underwriters, dealers or agents, the purchase price of such securities, and the proceeds to us from such sale, any underwriting discounts or agency fees and other items constituting underwriters’, dealers’ or agents’ compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchange on which such securities may be listed.

If underwriters participate in the sale, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of those firms. The specific managing underwriter or underwriters, if any, will be named in the prospectus supplement relating to the particular securities together with the members of the underwriting syndicate, if any.

Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase any series of securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of such securities being offered, if any are purchased.

We may sell the securities directly or through agents we designate from time to time. The applicable prospectus supplement will set forth the name of any agent involved in the offer or sale of the securities in respect of which such prospectus supplement is delivered and any commissions payable by us to such agent. Unless otherwise indicated in the applicable prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

Underwriters and agents may be entitled under agreements entered into with us to indemnification against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended. Underwriters and agents may engage in transactions with, or perform services for, us in the ordinary course of business.

Each series of securities will be a new issue of securities and, other than our common stock, which is listed on the Nasdaq Stock Market LLC, will have no established trading market. Any underwriters to whom securities are sold for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities may or may not be listed on a national securities exchange.

LEGAL MATTERS

Legal matters with respect to the securities offered under this prospectus will be passed upon for us by Christie Dasek-Kaine, Senior Director, Counsel and Assistant Corporate Secretary and Hunton Andrews Kurth LLP, New York, New York. Bracewell LLP will pass on certain matters for the underwriters, dealers, purchasers, or agents. From time to time, Bracewell LLP acts as counsel for us and our affiliates for various matters. As of the date of this prospectus, Ms. Dasek-Kaine owned beneficially a number of shares of the Evergy’s common stock, including restricted stock, and performance shares which may be paid in shares of common stock at a later date based on Evergy’s performance, which represented less than 0.1% of the total outstanding common stock.

EXPERTS

The consolidated financial statements of Evergy, Inc. and subsidiaries incorporated by reference in this prospectus, and the effectiveness of Evergy, Inc. and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are also incorporated by reference herein. Such consolidated financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC through the SEC’s Electronic Data Gathering, Analysis and Retrieval system and these filings are publicly available through the SEC’s website (http://www.sec.gov).

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC. We hereby incorporate by reference into this registration statement the following documents (except for the portions of Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof, and any associated exhibits furnished pursuant to Item 9.01 thereof, or otherwise not filed with the SEC, which are deemed not to be incorporated by reference into this registration statement):

•

Our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February  29, 2024 (including the portion of our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 28, 2024, incorporated by reference into Part III thereof);

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024 and June 30, 2024, filed with the SEC on May 9, 2024 and August 9, 2024, respectively;

•	Our Current Reports on Form 8-K, as filed with the SEC on March 8, 2024, April 5, 2024 and June 10, 2024;

•	Description of our common stock, as filed as Exhibit 4.64 to Form 10-K for the year ended December 31, 2020, filed with the SEC on February 26, 2021; and

•

Any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act; provided that we are not incorporating any information furnished under Item 2.02 or 7.01 of any current report on Form 8-K unless specifically stated otherwise.

All documents Evergy files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K and any corresponding exhibits thereto not filed with the SEC or pursuant to other applicable SEC rules) subsequent to the date of this registration statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in this registration statement or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any document subsequently filed by Evergy which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Our website is www.evergy.com. Information contained on our website is not incorporated herein. We make available, free of charge, on or through our website, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and amendments to those reports, filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. In addition, we make available on or through our website all other reports, notifications and certifications filed electronically with the SEC. You may obtain a free copy of our filings with the SEC by writing or telephoning us at the following address: Evergy, Inc., 1200 Main Street, Kansas City, Missouri 64105 (Telephone No.: 816-556-2200), Attention: Corporate Secretary, or by contacting us on our website.

Subject to the foregoing, all information appearing in this registration statement is qualified in its entirety by the information appearing in the documents incorporated by reference in this registration statement.

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Evergy, Inc.

 % Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2057

PROSPECTUS SUPPLEMENT

August  , 2026

Joint Book-Running Managers

BofA Securities

Goldman Sachs & Co. LLC

Morgan Stanley

MUFG

Wells Fargo Securities

Barclays

Citigroup

J.P. Morgan

TD Securities

US Bancorp